UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☑  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to §240.14a-12

HOLLYFRONTIER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2013

ANNUAL MEETING

AND PROXY STATEMENT

March 28, 2013

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of HollyFrontier Corporation. The meeting will be held at 8:30 a.m., local time, on May 15, 2013, at 2501 N. Harwood, Suite 1900, Dallas, Texas 75201.

At the meeting stockholders will be asked to vote on the following proposals:

1.	to elect 11 directors to hold office until the 2014 annual meeting of stockholders;

2.	to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3.	to ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the 2013 fiscal year.

Information about the meeting is presented in the following proxy statement. Please read the enclosed information and our 2012 Annual Report carefully before voting your proxy.

It is important that your shares be voted at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the proxy card (if you have requested a paper copy of the proxy materials) or vote using the internet or telephone voting procedures described on the Notice of Internet Availability.

Thank you for your continued support of the Company. We look forward to seeing you at the annual meeting.

Michael C. Jennings
Chairman of the Board, Chief Executive Officer and President

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2013. We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the internet. These rules allow us to provide information our stockholders need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. The Company’s Notice of Annual Meeting, Proxy Statement and 2012 Annual Report to stockholders are available on the internet at www.proxyvote.com.

HOLLYFRONTIER CORPORATION

2828 North Harwood

Suite 1300

Dallas, Texas 75201

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2013

GENERAL INFORMATION

Purpose, Place, Date and Time

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the HollyFrontier Corporation (the “Company,” “we,” “our” or “us”) for use at the Company’s 2013 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held on May 15, 2013, at 8:30 a.m., local time, at 2501 N. Harwood, Suite 1900, Dallas, Texas 75201. This proxy statement and the enclosed proxy card are being first made available to stockholders on or about March 28, 2013. All stockholders are invited to attend the Annual Meeting.

Internet Availability of Proxy Materials

The Company will continue to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow public companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and provide internet access to the proxy materials and annual report to their stockholders. The use of Notice and Access generates significant cost savings for the Company.

In lieu of paper copies of the proxy statement and other materials, most of our stockholders will receive a Notice of Internet Availability containing instructions on how to access the proxy materials and annual report and vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of our proxy materials and annual report. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions with links to the proxy materials, annual report and to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you instruct us otherwise. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you.

Voting Rights and Proxy Information

Who is entitled to vote?

Stockholders of record at the close of business on March 18, 2013 (the “Record Date”) are entitled to receive notice of and the right to vote at the Annual Meeting. As of the close of business on the Record Date, there were 203,486,749 shares of common stock outstanding and entitled to be voted at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.

If your shares are registered in your name with Wells Fargo Shareowner Services, the Company’s transfer agent, you are considered the “stockholder of record” of those shares. If your shares are held in an account with a broker, bank or other nominee, you are considered the “beneficial owner” or holder in “street name” of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.

What am I voting on?

You are being asked to vote on the following proposals at the Annual Meeting:

1.	to elect 11 directors to hold office until the Company’s 2014 annual meeting of stockholders;

2.	to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3.	to ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for 2013.

How do I vote if I am a stockholder of record?

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy using any of the following methods:

•

Internet — visit the website shown on the Notice of Internet Availability (www.proxyvote.com) and follow the instructions at that website at any time prior to 11:59 p.m., Eastern Daylight Time, on May 14, 2013;

•	Telephone — within the U.S. or Canada, call toll-free 1-800-690-6903 and follow the instructions at any time prior to 11:59 p.m., Eastern Daylight Time, on May 14, 2013; or

•

Mail — if you have requested a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Company before the voting polls close at the Annual Meeting.

If you vote by internet or telephone, do not return your proxy card. Submitting your proxy by internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Please do not return the Notice of Internet Availability.

The Notice of Internet Availability is not a valid proxy.

How do I vote if I hold my shares in street name?

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. In addition, you may be eligible to vote by internet or telephone if your broker, bank or other nominee participates in the proxy voting program provided by Broadridge. If your bank, brokerage firm or other nominee is participating in Broadridge’s program, your voting form will provide instructions. Beneficial owners voting by telephone or internet are subject to the same deadlines as described above for holders of record.

What can I do if I change my mind after I submit my proxy?

If you are a stockholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

•	delivering an executed, later-dated proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting;

•	resubmitting your proxy by internet or telephone at any time prior to 11:59 p.m., Eastern Daylight Time, on May 14, 2013;

•	delivering a written notice of revocation of the proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting; or

•	voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What happens if I do not give specific voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions on your proxy. If a properly executed proxy gives no specific instructions, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares and do not provide your broker, bank or other nominee with specific voting instructions, the rules of the New York Stock Exchange require that these institutions only vote on matters for which they have discretionary power to vote. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares, resulting in a “broker non-vote.”

Your broker, bank or other nominee is not permitted to vote on your behalf in the election of directors (Proposal 1) or the advisory vote on the compensation of the Company’s named executive officers (Proposal 2), unless you provide specific instructions to them. Accordingly, if you do not provide timely voting instructions to your broker, bank or other nominee that holds your shares, that institution will be prohibited from voting on all of the proposals in its discretion, except the ratification of the appointment of the independent public accounting firm (Proposal 3).

How many votes must be present to hold the meeting?

A quorum is necessary for conducting a valid meeting. Holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. Abstentions (shares of the Company’s common stock for which proxies have been received but for which the holders have abstained from voting) will be counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements for each of the matters to be voted on at the Annual Meeting?

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 — Election of Directors	Affirmative vote of a majority of the votes cast on the matter	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 2 — Advisory Vote on Executive Compensation	Affirmative vote of a majority of the votes cast on the matter	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 3 — Ratification of the Appointment of Ernst & Young LLP	Affirmative vote of a majority of the votes cast on the matter	Yes	Abstentions are not considered votes cast and will have no effect

How are proxies being solicited and who pays the solicitation expenses?

Proxies are being solicited by the Board on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this proxy statement, will be borne by the Company. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for the Annual Meeting. For these services, the Company will pay Georgeson $11,000 and will reimburse Georgeson for reasonable out-of-pocket expenses. Additionally, proxies may be solicited by our officers, directors and employees personally or by telephone, e-mail or other forms of communication. The Company may also request banks, brokerage firms, custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of the Company’s common stock. The costs of the solicitation, including reimbursements of any forwarding expenses, will be paid by the Company.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Currently, the Board consists of 11 directors. Each of the Company’s directors stands for election each year at the annual meeting.

Each director nominee identified below is an incumbent director whose nomination to serve on the Board was recommended by the Nominating/Corporate Governance Committee and approved by the Board. The director nominees, if elected, will serve until the 2014 annual meeting of stockholders, or until their earlier resignation or removal. Each director nominee has indicated a willingness to serve if elected. On January 1, 2013, Mr. Matthew P. Clifton retired from the Board. In connection with his retirement, we decreased the size of the Board from 12 to 11 directors.

Required Vote and Recommendation

The directors will be elected by a majority of the votes cast on the matter.

The Board unanimously recommends a vote “FOR” the election of each of the director nominees listed below.

Michael C. Jennings	Director since 2011; age 47.

Principal Occupation:	Chairman of the Board, Chief Executive Officer and President.

Business Experience:	Mr. Jennings has served as Chairman of the Board since January 2013 and as Chief Executive Officer and President since the merger of Holly Corporation (“Holly”) and Frontier Oil Corporation (“Frontier”) in July 2011. Mr. Jennings served as President and Chief Executive Officer of Frontier from 2009 until the merger of Holly and Frontier in July 2011. He served as Executive Vice President and Chief Financial Officer of Frontier from 2005 until 2009.

Additional Directorships:	Mr. Jennings served as Chairman of the board of directors of Frontier from 2010 until the merger in July 2011 and served as a director of Frontier from 2008 to July 2011. He currently serves as a director of ION Geophysical Corporation and Holly Logistic Services, L.L.C. (“HLS”), the general partner of the general partner of Holly Energy Partners, L.P. (“HEP”).

Qualifications:	Mr. Jennings brings to the Board extensive industry experience, familiarity with the day-to-day operations of the Company and provides a significant resource for the Board and facilitates communication between management and the Board.

Douglas Y. Bech	Director since 2011; age 67.

Principal Occupation:	Chairman and Chief Executive Officer of Raintree Resorts International.

Business Experience:	Mr. Bech has served as the Chairman and Chief Executive Officer of Raintree Resorts, or its predecessors, since 1997. Raintree Resorts is engaged in resort development, vacation ownership sales and resort management. In 2003, Teton Club LLC, a real estate developer of a private residence club in Wyoming owned by an affiliate of Raintree Resorts, filed for protection under Chapter 11 of the U.S. Bankruptcy Code and Teton Club was successfully reorganized in 2004. From 1970 through 1997, Mr. Bech served in various capacities, including as a partner, of several large international law firms practicing in the area of corporate finance and securities transactions.

Additional Directorships:	Mr. Bech served as a director of Frontier from 1993 until the merger in July 2011. Mr. Bech has served as a director of j2 Global, Inc. since 2000 and of eFax.com from 1988 until it was acquired by j2 Global, Inc. in 2000.

Qualifications:	Mr. Bech’s current experience as a chief executive officer as well as his previous experience as a securities and corporate finance attorney provide him with valuable insight into corporate finance and governance, including matters regarding compensation and retention of management and key employees.
Buford P. Berry	Director since 2004; age 77.

Principal Occupation:	Of Counsel to Thompson & Knight L.L.P.

Business Experience:	Mr. Berry has served in various capacities at Thompson & Knight L.L.P., a Texas-based law firm, since 1963, including as the managing partner from 1986 to 1998.

Additional Directorships:	Mr. Berry has served as a manager on the Board of Managers of Dorchester Minerals Management GP LLC, the general partner of the general partner of Dorchester Minerals, L.P., a publicly-held limited partnership, since 2003.

Qualifications:	Mr. Berry has significant experience in addressing complex legal, tax, regulatory and risk matters relevant to the Company through his service as a partner at Thompson & Knight and as a member of the advisory committee (which performs audit committee and compensation committee functions) of the Board of Managers of Dorchester Minerals.
Leldon E. Echols	Director since 2009; age 57.

Principal Occupation:	Investor.

Business Experience:	Mr. Echols has been an investor since 2006. Before becoming an investor, Mr. Echols served as Executive Vice President and Chief Financial Officer of Centex Corporation from 2000 until 2006. Before joining Centex, Mr. Echols held various positions, including managing partner, at Arthur Andersen LLP from 1978 until 2000.

Additional Directorships:	Mr. Echols currently is a member of the boards of directors of Trinity Industries, Inc., Crosstex Energy, L.P. and Crosstex Energy, Inc. Additionally, from 2005 until 2007, Mr. Echols served as a director of TXU Corporation.

Qualifications:	Mr. Echols brings to the Board executive management and board experience with other public companies. Mr. Echols has extensive financial and management experience as well as financial reporting expertise and a level of financial sophistication that qualifies him as an audit committee financial expert. In addition, Mr. Echols’ prior and current service on audit committees of other public companies gives him a range of experiences and skills which allow him to effectively lead the Audit Committee.

R. Kevin Hardage	Director since 2011; age 51.

Principal Occupation:	Chief Executive Officer of Turtle Creek Trust Company, Co-founder, President and Portfolio Manager of Turtle Creek Management, LLC and a non-controlling manager and member of TCTC Holdings, LLC.

Business Experience:	Mr. Hardage has served as Chief Executive Officer of Turtle Creek Trust Company, a private trust and investment management firm, since 2009 and has served as President and Portfolio Manager of Turtle Creek Management, a registered investment advisory firm, since 2006. In addition, Mr. Hardage serves as a non-controlling manager and member of TCTC Holdings, LLC, a bank holding company that is a banking, securities and investment management firm.

Qualifications:	Mr. Hardage brings to the Board executive and general management experience as well as significant financial expertise.
Robert J. Kostelnik	Director since 2011; age 61.

Principal Occupation:	Principal at Glenrock Recovery Partners, LLC

Business Experience:	Mr. Kostelnik has served as a principal of Glenrock Recovery Partners since January 2012. Glenrock Recovery Partners assists energy, pipeline, and terminal companies with maximizing the value of non-fungible liquid hydrocarbons. Mr. Kostelnik served as the President and Chief Executive Officer of Cinatra Clean Technologies, Inc. from 2008 thru 2011. Cinatra provides tank cleaning systems to refining pipelines and terminals. Prior to 2008, Mr. Kostelnik served in a number of senior positions during his 16 years with CITGO Petroleum Corporation, most recently serving as Vice President of Refining until his retirement in 2007. CITGO is engaged in the refining and marketing of petro-chemical products.

Additional Directorships:	Mr. Kostelnik served as a director of Frontier from 2010 until the merger in July 2011. He currently serves on the board of directors of Methanex Corporation.

Qualifications:	Mr. Kostelnik brings to the Board significant experience and insight into the Company’s industry through his extensive experience in the refining industry.
James H. Lee	Director since 2011; age 64.

Principal Occupation:	Managing General Partner and Principal Owner of Lee, Hite & Wisda Ltd.

Business Experience:	Mr. Lee has served as the Managing General Partner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, since founding the firm in 1984.

Additional Directorships:	Mr. Lee served as a director of Frontier from 2000 until the merger in July 2011. He has served as a director of Forest Oil Corporation since 1991.

Qualifications:	Mr. Lee brings to the Board his extensive experience as a consultant and investor in the oil and gas industry, which provides him with significant insights into relevant industry issues.

Robert G. McKenzie	Director since 1992; age 75.

Principal Occupation:	Financial Consultant.

Business Experience:	Mr. McKenzie has been a financial consultant since 2000. Prior to 2000, Mr. McKenzie held various executive level positions at Republic Bank Dallas and at Brown Brothers Harriman Trust Company of Texas.

Qualifications:	Mr. McKenzie brings to the Board financial reporting expertise and financial sophistication based on his prior experience, including through his former service as the Chairman of the Audit Committee. Further, as a result of his long history with the Company, Mr. McKenzie possesses operating experience and a broad range of expertise and knowledge of all committee functions, together with an invaluable overview of the Company’s businesses.
Franklin Myers	Director since 2011; age 60.

Principal Occupation:	Investor.

Business Experience:	Mr. Myers has been an investor since 2009. In addition, Mr. Myers serves as an advisory director of Quantum Energy Partners, a private equity firm, since February 2013. Mr. Myers served as an operating advisor to Paine & Partners, LLC, a private equity firm, from 2009 through 2012 and as Senior Advisor to Cameron International Corporation, a publicly traded provider of flow equipment products, from 2008 until 2009. He served Cameron in various other capacities, including as Senior Vice President and Chief Financial Officer from 2003 through 2008, President of Cameron’s compression business from 1998 through 2001 and Senior Vice President and General Counsel from 1995 through 1999. In addition, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated from 1988 through 1995 and as an associate and then a partner at Fulbright & Jaworski from 1978 through 1988.

Additional Directorships:	Mr. Myers served as a director of Frontier from 2009 until the merger in July 2011. He currently serves as a director of Forum Energy Technologies, Inc., Ion Geophysical Corporation and Comfort Systems USA, Inc.

Qualifications:	Mr. Myers’ experience in senior finance and legal positions at publicly traded energy companies provides him with significant insight into operations, management and finance. In addition, Mr. Myers brings to the Board a broad range of experiences and skills as a result of his service as a director of other public and private companies.
Michael E. Rose	Director since 2011; age 66.

Principal Occupation:	Investor.

Business Experience:	Prior to his retirement in 2004, Mr. Rose served in a number of senior positions during his 24 years with Anadarko Petroleum Corporation, most recently serving as Executive Vice President Finance and Chief Financial Officer of Anadarko from 2000 until his retirement.

Additional Directorships:	Mr. Rose served as a director of Frontier from 2005 until the merger in July 2011.

Qualifications:	Mr. Rose brings to the Board significant financial and investment experience with oil and gas companies. He also qualifies as an audit committee financial expert.

Tommy A. Valenta	Director since 2010; age 64.

Principal Occupation:	Retired.

Business Experience:	Mr. Valenta served as the President and Chief Executive Officer of Chaparral Steel Company from 2005 until 2007, when he retired. Prior to joining Chaparral Steel, Mr. Valenta was with Texas Industries, Inc. for 37 years where he held various positions, including Executive Vice-President and Chief Operating Officer — Steel.

Additional Directorships:	Mr. Valenta served as a director of Chaparral Steel from 2005 until 2007.

Qualifications:	Mr. Valenta brings to the Board executive and general management experience and team building leadership experience at a public company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board and senior management believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. The Company is committed to maintaining the highest standard of business conduct and corporate governance, which we believe is essential to operating our business efficiently, maintaining our integrity in the marketplace and serving our stockholders.

Consistent with these principles, the Company has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines. These documents, together with our certificate of incorporation, by-laws and Board committee charters, form the framework for our governance. All of these documents are publicly available on our website at www.hollyfrontier.com. Copies of these documents may also be obtained free of charge upon written request to HollyFrontier Corporation, 2828 North Harwood, Suite 1300, Dallas, Texas 75201, Attention: Vice President, Investor Relations.

Board Leadership Structure

In accordance with our Corporate Governance Guidelines, our Board is responsible for selecting the Board leadership structure that is in the best interests of the Company. Our Board, at this time, has determined that a leadership structure consisting of a combined role of Chief Executive Officer and Chairman of the Board, together with a strong lead independent director, is appropriate for our Company. As Mr. Jennings bears the primary responsibility for managing our day-to-day business, the combination of the role of Chief Executive Officer and Chairman of the Board ensures that key business issues and stockholder interests are brought to the attention of our Board. In addition, as a result of his role as the Chief Executive Officer of the Company, Mr. Jennings has Company-specific experience that can benefit his role as Chairman of the Board in identifying strategic priorities, leading discussion and execution of strategy, and facilitating the flow of information between management and the Board.

In order to give a significant voice to our non-management directors and to reinforce effective, independent leadership on the Board, and in recognition of his demonstrated leadership skills, the Board has appointed Mr. Bech as lead director. The lead director’s responsibilities are set forth in the Company’s Corporate Governance Guidelines and include:

•	presiding over executive sessions of the Board’s independent directors and at all meetings of the Board at which the Chairman of the Board is not present;

•	communicating matters discussed at the executive session to the Chairman of the Board and the Chief Executive Officer, as appropriate;

•	calling meetings of independent directors if desirable or necessary;

•	serving as a liaison between the Chairman of the Board, the Chief Executive Officer and the independent directors;

•

advising and consulting with the Chairman of the Board, the Chief Executive Officer and the chairperson of each committee regarding Board and committee meetings, as necessary, desirable or appropriate;

•

maintaining regular contact with the Chairman of the Board and Chief Executive Officer to provide access for any issue that may arise and assist in communication, if appropriate, and to ensure that there is a steady, relevant, meaningful and effective information flow from management to the Board;

•	approving in advance, in consultation with the Chairman of the Board and Chief Executive Officer, agendas, schedules and related information for all meetings of the Board; and

•

advising and consulting with the Chairman of the Board and Chief Executive Officer as to the quality, quantity and timeliness of the information submitted by the Company’s management to, and other communications with, the independent directors.

The Board has established a policy that its non-management directors meet in executive session, without members of management present. If the lead director is unable to attend a meeting of the non-management directors, then the non-management directors will designate an independent director to preside at the meeting.

We believe that the foregoing structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of decisions and direction from the Board, and are in the best interest of our stockholders.

Board Oversight of Risk Management

The Board oversees management of risk. The Board regularly reviews information regarding the Company’s business and operations, including the key operational and/or financial risks. As described below, consistent with SEC regulations and NYSE requirements, the Board committees are also engaged in overseeing risk associated with the Company.

•	The Audit Committee oversees management of exposure to financial risks and monitors and evaluates the effectiveness of the Company’s risk management and risk assessment guidelines and policies.

•	The Compensation Committee oversees the management of risks relating to the Company’s executive compensation plans and incentive structure.

•	The Nominating/Corporate Governance Committee oversees the Company’s ethics and compliance programs.

•	The Environmental, Health, Safety, and Public Policy Committee oversees the management of risks associated with the environment, health, safety and public policy.

While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is ultimately responsible for overseeing the Company’s risk exposures and management thereof, and the Board is regularly informed on these matters through committee and senior management presentations.

The Board also receives input from the Company’s Risk Management Oversight Committee on management’s views of the risks facing the Company. This committee is made up of management personnel and monitors the risk environment for the Company as a whole. This committee also supports the efforts of the Board and the Board committees to monitor and evaluate guidelines and policies governing the Company’s risk assessment and management.

Director Independence

Board of Directors.    NYSE listing requirements and our Corporate Governance Guidelines require that at least a majority of the Board meet the NYSE criteria for independence. The Board has determined that each of its non-management directors, Messrs. Bech, Berry, Echols, Hardage, Kostelnik, Lee, McKenzie, Myers, Rose and Valenta, is independent under the NYSE independence standards. Mr. Jennings is deemed not to be independent because he is an employee of the Company.

Audit Committee.    The Board has determined each member of the Audit Committee is “independent” as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board also determined that Mr. Hardage was “independent” as defined by the NYSE listing standards and Rule 10A-3 of the Exchange Act during his service on the Audit Committee. The Board has also determined that Mr. Echols’ service as a member of the audit committees of Trinity Industries, Inc., Crosstex Energy, L.P. and Crosstex Energy, Inc. does not impair his ability to effectively serve on the Audit Committee of the Company.

Compensation Committee.    The Board has determined each member of the Compensation Committee is “independent” as defined by the NYSE listing standards. For each member of the Compensation Committee, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including the sources of such director’s compensation, such as any consulting, advisory or other compensatory fees paid by the Company, and whether the director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Nominating/Corporate Governance Committee.    The Board has determined each member of the Nominating/Corporate Governance Committee is “independent” as defined by the NYSE listing standards.

Environmental, Health, Safety, and Public Policy Committee.    The Board has determined each member of the Environmental, Health, Safety, and Public Policy Committee is “independent” as defined by the NYSE listing standards.

Independence Determination.    In making its independence determinations, the Board considered certain transactions, relationships and arrangements. In determining Mr. Hardage’s independence, the Board considered that Mr. Hardage is a non-controlling manager and member of TCTC Holdings, LLC (which may be deemed to beneficially own 7.03% of the Company’s common stock) and holds various other positions with TCTC’s subsidiaries. The Board has determined that this relationship does not impair the independence of Mr. Hardage.

Director Nominations

Qualifications

In considering nominees for election as director, the Nominating/Corporate Governance Committee considers a number of factors, with an objective of having a board with diverse backgrounds and experiences. The Nominating/Corporate Governance Committee is also responsible for recommending the nomination of incumbent directors it deems appropriate for re-election to the Board and, if applicable, reappointment to any committees of the Board on which such director serves.

Characteristics expected of all directors include integrity, exceptional talent and judgment, and the ability and willingness to commit adequate time to the Board. In evaluating the suitability of individual board members, the committee takes into account many factors, including the candidate’s knowledge of the communities in which the Company does business, the Company’s industry, or other industries relevant to the Company’s business, or other organizations of comparable size and personal qualities, background and reputation. The Board also considers the diversity of race, gender, culture, age, education, viewpoints, background, experience and skill when evaluating candidates.

Stockholder Recommendations

The Nominating/Corporate Governance Committee will consider recommendations of potential director candidates from stockholders based on the same criteria as a candidate identified by the Nominating/Corporate Governance Committee. Stockholders may submit such a recommendation by sending a letter to the Secretary of the Company at the Company’s principal executive offices. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.”

To be considered for inclusion in the proxy statement, recommendations must be submitted in writing no less than 90 days and no more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. A stockholder’s notice must include the following:

•	the name of the stockholder recommending the director candidate and the class and number of shares of common stock which are beneficially owned by the stockholder;

•	a written statement by the director candidate agreeing to being named in the Company’s proxy materials and to serve as a member of the Board if nominated and elected; and

•

all other information relating to the director candidate that would be required to be disclosed in a proxy statement relating to an election of directors, or is otherwise required by Regulation 14A under the Exchange Act.

For more information, see “Additional Information — Stockholder Proposals.”

Communications with the Board

Any stockholder or other interested party may communicate with the non-management directors by e-mailing the lead director at presiding.director.HFC@hollyfrontier.com or writing to: Lead Director, c/o Secretary, HollyFrontier Corporation, 2828 North Harwood, Suite 1300, Dallas, Texas 75201. Communications to the Board generally may be sent certified mail to HollyFrontier Corporation, 2828 North Harwood, Suite 1300, Dallas, Texas 75201, Attention: Secretary. The Secretary will review the communication and will forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The purpose of this Code is to, among other things, affirm the Company’s commitment to the highest standards of business conduct and ethics, integrity and compliance reporting in accordance with all applicable laws. The Code sets forth a common set of values and standards to which all of the Company’s directors, officers and employees must adhere. The Company will post information regarding an amendment to, or waiver from, its Code of Business Conduct and Ethics on its website under the Investor Relations tab.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Under the Company’s Corporate Governance Guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and Board committees on which they serve. During 2012, the Board held eight meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served during the period he was a director.

The Company does not have a policy regarding director attendance at the annual stockholder meeting. All of our then-current directors attended the 2012 annual meeting of stockholders.

Board Committees

The Company currently has five standing committees:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating/Corporate Governance Committee;

•	an Environmental, Health, Safety, and Public Policy Committee; and

•	an Executive Committee.

Other than the Executive Committee, each of these committees operates under a written charter adopted by the Board. The Executive Committee operates pursuant to authority that is specifically delegated to it by the Board, and such delegated authority may be revoked at any time.

Upon the Nominating/Corporate Governance Committee’s recommendations, the Board elects committee members annually. The table below sets forth the current composition of our Board committees.

	Audit Committee			Compensation Committee			Nominating/ Corporate Governance Committee			Environmental, Health, Safety, and Public Policy Committee			Executive Committee
Douglas Bech				✓	(Chair	)	✓						✓
Buford Berry				✓			✓
Leldon Echols	✓	(Chair	)	✓
Kevin Hardage										✓
Michael Jennings													✓	(Chair	)
Robert Kostelnik										✓	(Chair	)
James Lee	✓						✓
Robert McKenzie				✓			✓	(Chair	)				✓
Franklin Myers				✓			✓
Michael Rose	✓									✓
Tommy Valenta	✓									✓

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. In addition, the Audit Committee oversees management of exposure to financial risks and monitors and evaluates the effectiveness of the Company’s risk management and risk assessment guidelines and policies. The functions and responsibilities of the Audit Committee include:

•	appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the findings and recommendations of the independent registered public accounting firm;

•	reviewing the scope and the planning of the annual audit with management, the independent registered public accounting firm and the internal auditor;

•	reviewing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	overseeing the internal audit function;

•	reviewing and discussing the Company’s internal controls over financial reporting with management and the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or accounting matters;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding potential violations of applicable laws, rules and regulations or of the Company’s codes, policies and procedures;

•	establishing procedures for the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or questionable compliance matters;

•	reviewing and approving the Audit Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

During 2012, the Audit Committee held eight meetings. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements and each of Mr. Echols and Mr. Rose meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee

The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating executive officers and the Board and oversees the management of risks relating to the Company’s executive compensation plans and arrangements. The functions and responsibilities of the Compensation Committee include:

•	evaluating the performance and approving the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, the Company’s other executive officers;

•	reviewing and approving the Company’s executive compensation programs and corporate goals and objectives relative to the compensation of the Company’s executive officers;

•	reviewing director compensation and making recommendations to the Board regarding the same;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	reviewing succession planning for Company management and making recommendations to the Board regarding the same;

•	overseeing the preparation of the Compensation Discussion and Analysis to be included in the annual proxy statement;

•	preparing the Compensation Committee Report to be included in the annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee also has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Committee. For 2012, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant for matters related to executive and non-management director compensation. In selecting PM&P as its independent compensation consultant, the Compensation Committee assessed the independence of PM&P pursuant to SEC rules and considered, among other things, whether PM&P provides any other services to us, the fees paid by us to PM&P as a percentage of PM&P’s total revenues, the policies of PM&P that are designed to prevent any conflict of interest between PM&P, the Compensation Committee and us, any personal or business relationship between PM&P and a member of the Compensation Committee or one of our executive officers and whether PM&P owned any shares of our common stock. In addition to the foregoing, the Compensation Committee received an independence letter from PM&P, as well as other documentation addressing the firm’s independence. PM&P reports exclusively to the Compensation Committee and does not provide any additional services to us. The Compensation Committee has discussed these considerations and has concluded that PM&P is independent and that we do not have any conflicts of interest with PM&P.

During 2012, the Compensation Committee held five meetings.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board in overseeing that the Company is governed in a manner consistent with the best interests of the Company and its stockholders. In addition, the Nominating/Corporate Governance Committee oversees the Company’s ethics and compliance programs. The functions and responsibilities of the Nominating/Corporate Governance Committee include:

•	developing, reviewing and assessing the adequacy of the Company’s Corporate Governance Guidelines;

•	identifying and recommending individuals qualified to be directors;

•	evaluating and determining whether directors are independent;

•	recommending committee composition and chairpersons;

•	reviewing and making recommendations to the Board on succession planning for the Board;

•	reviewing and approving, prior to acceptance, the Chief Executive Officer’s service on any other public company board;

•	monitoring the Company’s charitable contributions and political spending insofar as such activities exceed or can be expected to exceed 0.5% of the pre-tax income of the Company;

•	overseeing the Company’s ethics and compliance programs; and

•	reviewing the adequacy of the Nominating/Corporate Governance Committee charter on an annual basis.

During 2012, the Nominating/Corporate Governance Committee held four meetings.

Environmental, Health, Safety, and Public Policy Committee

The Environmental, Health, Safety, and Public Policy Committee oversees the Company’s environmental, health, safety and public policy matters. In addition, the Environmental, Health, Safety, and Public Policy Committee oversees the management of risks associated with such matters. The functions and responsibilities of this committee include:

•

reviewing reports and other information provided by management and consultants regarding material regulatory compliance and public policy matters relating to the environment, health, safety and public policy;

•	reporting material issues or compliance concerns included in those reports to the Board; and

•	reviewing the adequacy of the Environmental, Health, Safety, and Public Policy Committee charter on an annual basis.

During 2012, the Environmental, Health, Safety, and Public Policy Committee held four meetings.

Executive Committee

The Executive Committee has such authority as the Board shall delegate to the committee from time to time. During 2012, the Executive Committee held three meetings.

Director Compensation

In November 2011, the Compensation Committee evaluated the non-management director compensation program in light of then-current market practices. Based on a recommendation from the Compensation Committee, the Board approved changes to the director compensation program, effective January 1, 2012. The components of non-management director compensation effective January 1, 2012 are set forth below. Members of the Board who also serve as our officers or employees do not receive additional compensation in their capacity as directors.

For 2012, non-management directors were entitled to receive Board and Board committee retainers and meeting fees payable in cash and other compensation described in the following table. We also reimburse directors for all expenses incurred in attending Board and Board committee meetings.

Effective January 1, 2012
Board Service:
Annual Restricted Stock Units Award(1)	$135,000
Annual Cash Retainer	80,000
Lead Director Cash Retainer	30,000
Meeting Fee(2)	2,000
Board Committee Service:
Audit Committee Chair Annual Cash Retainer	15,000
Compensation Committee Chair Annual Cash Retainer	15,000
Nominating / Corporate Governance Committee Chair Annual Cash Retainer	10,000
Safety, Environmental and Public Policy Committee Chair Annual Cash Retainer	10,000
Committee Member Annual Cash Retainer(3)	10,000
Meeting Fee(2)	2,000

(1)	The annual award is comprised of a number of restricted stock units equal to $135,000 divided by the market closing price of our common shares on the date of grant, with the number of restricted stock units rounded up or down in the case of fractional shares.

(2)	Represents fees paid for meetings attended in person or by means of conference telephone. Meeting fees are not paid for attendance at the first six Board meetings or the first six meetings of each Board committee during the year.

(3)	Retainer paid for service on each committee.

Equity Awards

The restricted stock units granted in January 2012 vested on December 1, 2012. Directors do not have the rights of a stockholder with respect to the shares underlying the restricted stock units until the award vests and is settled in shares. However, directors are entitled to the payment of dividend equivalents in the form of cash in an amount equal to the dividends that would have been payable if the shares were outstanding. These dividend equivalents are not subject to forfeiture. Accelerated vesting of outstanding restricted stock units will occur upon a change in control (subject to the director serving as a member of the Board immediately prior to the change in control) or the director’s death, disability or retirement. Settlement of the restricted stock units in shares of our common stock occurs within 30 days of the event that caused the restricted stock units to vest.

Stock Ownership Policy for Non-Management Directors

Non-management directors are expected to acquire and hold during their service on the Board shares of our common stock equal in value to at least three times the annual Board cash retainer paid to our directors (excluding any retainer paid for service on a Board committee). Directors have five years from their initial election to the Board to meet the target stock ownership requirements. For more information on stock ownership policy, see “Compensation Discussions and Analysis — Stock Ownership and Retention Policy.”

Director Compensation Table

The table below sets forth the compensation earned by each of our non-management directors in 2012.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Douglas Y. Bech	$155,264	$135,010	$290,274
Buford P. Berry	$104,000	$135,010	$239,010
Leldon E. Echols	$123,000	$135,010	$258,010
R. Kevin Hardage	$94,000	$135,010	$229,010
Robert J. Kostelnik	$104,000	$135,010	$239,010
James H. Lee	$108,000	$135,010	$243,010
Robert G. McKenzie	$124,000	$135,010	$259,010
Franklin Myers	$104,000	$135,010	$239,010
Michael E. Rose	$108,000	$135,010	$243,010
Tommy A. Valenta	$108,000	$135,010	$243,010

(1)	Mr. Jennings is not included in this table because he receives no additional compensation for his service as a director. Similarly, Mr. Clifton is not included in this table because he received no additional compensation for his service as a director in 2012. The compensation earned by these officers in 2012 is shown under “Executive Compensation — Summary Compensation Table.”

(2)	Represents the aggregate grant date fair value of restricted stock units granted to the directors on January 25, 2012, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. See note 7 to our consolidated financial statements for the fiscal year ended December 31, 2012, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

The restricted stock units granted on January 25, 2012 vested on December 1, 2012. As a result, as of December 31, 2012, the only unvested equity awards held by non-management directors were 15,520 phantom units held by Mr. McKenzie.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Schedule 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material enclosed in this proxy.

In accordance with the preference expressed by our stockholders, the Board has determined that we will provide this opportunity annually until the next non-binding stockholder advisory vote on the frequency of future advisory votes on executive compensation, which will occur no later than the Company’s annual meeting of stockholders in 2017.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, compensation for our named executive officers is tied to performance, including our financial results and stockholder returns. Please read the information under “Compensation Discussion and Analysis” beginning on page 22, and review the compensation tables and narratives that follow, for additional details about our executive compensation programs, including information about the compensation of our named executive officers in 2012.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensatory philosophy, policies and practices described in this proxy statement. Because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, the Board and the Compensation Committee will review the voting results and take those results into consideration when making future decisions regarding executive compensation.

Required Vote and Recommendation

The advisory vote on the compensation of named executive officers requires the approval of a majority of the votes cast on the proposal.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including as disclosed in the “Compensation Discussion and Analysis” section, the accompanying compensation tables and any related material contained in this proxy statement.

EXECUTIVE OFFICERS

The following sets forth information regarding the executive officers of the Company as of March 14, 2013:

Name	Age	Position
Michael C. Jennings	47	Chief Executive Officer and President
David L. Lamp	55	Executive Vice President and Chief Operating Officer
Douglas S. Aron	39	Executive Vice President and Chief Financial Officer
George J. Damiris	52	Senior Vice President, Supply and Marketing
James M. Stump	45	Senior Vice President, Refinery Operations
Denise C. McWatters	53	Senior Vice President, General Counsel and Secretary

Information regarding Mr. Jennings is included above under “Election of Directors.”

David L. Lamp has served as Executive Vice President and Chief Operating Officer of the Company since the merger in July 2011. He previously served as President of the Company from 2007 until July 2011. Mr. Lamp joined the Company in January 2004 as Vice President, Refining Operations and was appointed as Executive Vice President, Refining and Marketing in November 2005.

Douglas S. Aron has served as Executive Vice President and Chief Financial Officer of the Company since the merger in July 2011. Mr. Aron has also served as Executive Vice President and Chief Financial Officer of HLS since November 2012, a position he previously held from July 2011 through December 2011. Prior to joining the Company, he was Executive Vice President and Chief Financial Officer of Frontier from 2009 until 2011. Additionally, he served as Vice President-Corporate Finance of Frontier from 2005 to 2009 and Director-Investor Relations from 2001 to 2005. Prior to joining Frontier, Mr. Aron was a lending officer for Amegy Bank.

George J. Damiris has served as Senior Vice President, Supply and Marketing of the Company since January 2008. Mr. Damiris joined the Company in 2007 as Vice President, Corporate Development after an 18-year career with Koch Industries, where he was responsible for managing various refining, chemical, trading, and financial businesses.

James M. Stump has served as Senior Vice President, Refinery Operations of the Company since the merger in July 2011. During his 21 years at Frontier, Mr. Stump held various positions, including serving as Vice President — Refining Operations for Frontier Refining and Marketing from 2009 until July 2011, and as Vice President and Refining Manager from 2002 to 2009.

Denise C. McWatters has served as Senior Vice President, General Counsel and Secretary since January 2013. She previously served as Deputy General Counsel from October 2007 until May 2008 and as Vice President, General Counsel and Secretary from May 2008 until January 2013. Prior to joining the Company, Ms. McWatters served as the General Counsel of The Beck Group from 2005 through October 2007. Ms. McWatters also has served as Senior Vice President, General Counsel and Secretary of HLS since January 2013, Vice President, General Counsel and Secretary of HLS from May 2008 until January 2013 and Deputy General Counsel of HLS from October 2007 to April 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis provides information about our compensation objectives and policies, as determined by the Compensation Committee. In addition, the compensation discussion and analysis is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Overview

We currently have six executive officers who we hold accountable for our performance and for maintaining a culture of strong ethics and safety. This compensation discussion and analysis is focused primarily on the compensation for our executive officers during 2012, with additional detail provided for our named executive officers. Our “named executive officers” or “NEOs” are:

•	Michael C. Jennings, who served as Chief Executive Officer and President during 2012;

•	Douglas S. Aron, who served as Executive Vice President and Chief Financial Officer during 2012; and

•

Matthew P. Clifton, who served as Executive Chairman during 2012, David L. Lamp, who served as Executive Vice President and Chief Operating Officer during 2012, and George J. Damiris, who served as Senior Vice President, Supply and Marketing during 2012, the three other most highly compensated executive officers in 2012.

The compensation of our named executive officers is also presented in the tables and related information and discussed under “Executive Compensation” below.

Certain of our executive officers also provide services to and may be compensated by our wholly-owned subsidiary, HLS. HLS is the general partner of HEP Logistics Holdings, L.P., which is the general partner of HEP. We own less than a majority of the limited partner interests in HEP and the 2% general partner interest in HEP. In 2012, Mr. Aron and Mr. Clifton also served as named executive officers of HLS and split their professional time between HEP and us. During 2012, Mr. Clifton received compensation for services he performed for HEP in the form of equity-based compensation granted pursuant to the HEP Long-Term Incentive Plan. These HEP Long-Term Incentive Plan awards are disclosed in the Compensation Discussion and Analysis and the accompanying narratives and tables contained in HEP’s Annual Report on Form 10-K for the year ended December 31, 2012 and are not discussed herein. None of the compensation paid or other benefits made available to Mr. Clifton by us and disclosed below was allocated to the services he provided to HEP for 2012. Effective January 1, 2013, Mr. Clifton retired from his position as Executive Chairman of the Company but continues to serve as Chairman and Chief Executive Officer of HLS. Mr. Aron did not receive any awards under the HEP Long-Term Incentive Plan during 2012 and, therefore, in accordance with SEC rules, a portion of the compensation paid by us to Mr. Aron for 2012 was allocated to the services he performed for HEP during 2012 and was disclosed in the Compensation Discussion and Analysis and the accompanying narratives and tables contained in HEP’s Annual Report on Form 10-K for the year ended December 31, 2012. The total compensation paid and other benefits made available to Mr. Aron by us, including amounts disclosed in HEP’s Annual Report on Form 10-K for the year ended December 31, 2012, are disclosed below.

2012 Business Highlights

The Compensation Committee believes that our executive management team has created significant value for our stockholders in 2012. The following are key highlights of our achievements in 2012:

•	Earnings per share of $8.38, which was a record for the Company.

•	Return on equity of 26.5%.

•	Annual share price appreciation of 98.93%.

•	Total annual shareholder return (including cash dividends) of 112%.

•	Delivered three-and five-year total annualized shareholder return (including cash dividends) of 58.7% and 15.3%, respectively.

•	Declared five special dividends and increased our regular dividends twice.

Consistent with, and in recognition of, these achievements, we awarded 2012 annual cash incentive bonuses to our named executive officers significantly in excess of target levels. We believe the total compensation received by our named executive officers for 2012 reflected the exceptional company and individual performance for the year.

Say-on-Pay Vote

At our 2012 annual meeting of stockholders, our stockholders had an opportunity to cast an advisory vote on executive compensation. At that meeting, nearly 96% of the votes cast by our stockholders were voted in support our executive pay program. The Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation, and the Compensation Committee did not make any material changes to its executive compensation program in 2012 based on the results of the advisory vote. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Stockholder-Friendly Features of Our Executive Compensation Program

Our executive compensation program continues to contain several stockholder-friendly features, including:

•	The vesting of 50% of the equity awards awarded to our executive officers each year is based on our Company’s performance as compared to that of our peers over a period of time;

•	A majority of the annual bonus paid to our executive officers is based on our financial performance as compared to that of our industry peers;

•	We do not have employment agreements with any of our executive officers;

•	Our executive officers are provided minimal perquisites; and

•	Our executive officers are subject to significant stock retention requirements and prohibited from hedging or pledging Company stock.

Philosophy and Objectives of Executive Compensation Program

Our compensation programs are designed to remunerate executives in accordance with a pay-for-performance philosophy. As such, the compensation programs are intended to provide incentives to our executives, as well as other employees, to maximize operational performance and stockholder value, which in turn affects the overall compensation earned by our management.

While the Compensation Committee has not adopted any formal policies for allocating compensation among salaries, bonuses and equity compensation, in designing the compensation program for executive officers, the Compensation Committee sought to achieve the following key objectives:

•

Attract and Retain Talented and Productive Executives.    The compensation program should provide each executive officer with a total compensation opportunity that is competitive within the market. This objective is intended to ensure that we are able to attract and retain executives while maintaining an appropriate cost structure.

•	Motivate Executives. The compensation program should provide incentives for our executive officers to achieve and exceed our operational, financial and strategic goals.

•

Alignment with Stockholders.    The compensation program should align executives’ interests with those of our stockholders, promoting actions that will have a positive long-term impact on total stockholder return.

•	Compensation Should Be Transparent. The elements of the compensation program should be easily understood by both our executive officers and our stockholders and be competitive in our industry.

Components of Our Executive Compensation Program

The components of the compensation program for our executive officers are:

•	base salary;

•	annual incentive cash compensation;

•	long-term equity incentive compensation;

•	severance and change in control benefits; and

•	employee health and retirement benefits, and limited perquisites.

Base Salary

Base salaries provide executives with a predictable level of income. The Compensation Committee reviews base salaries annually and determines base salaries on the basis of market practices and each executive’s position, level of responsibility, individual performance, and position relative to other executives and other compensation elements. The Compensation Committee also reviews competitive market data relevant to each position provided by the compensation consultant.

Annual Incentive Cash Compensation

Under our annual incentive cash compensation program, named executive officers are eligible for cash bonuses that are designed to attract and retain senior leadership, reward achievement of financial and business goals and align executives’ interests with stockholders. Annual cash incentive opportunities for our named executive officers are reviewed annually and differ with the level of responsibility of each executive.

Long-Term Equity Incentive Compensation

Equity awards are provided under our long-term incentive compensation plan (the “LTIP”) and our omnibus incentive compensation plan (the “Omnibus Plan”). For ease of discussion, the LTIP and the Omnibus Plan are collectively referred to in this proxy statement as the “Equity Plans”. The Compensation Committee oversees the administration of the Equity Plans and grants equity incentive awards to qualifying employees at its discretion. Historically, awards under the Equity Plans were made annually during the first quarter of each year; however, beginning in the fourth quarter of 2012, annual awards will typically be made during the fourth quarter of each year. See “2012 Executive Compensation Decisions — Long-Term Equity Incentive Compensation” and “2013 Executive Compensation Decisions — Long-Term Equity Incentive Compensation.”

We view long-term equity incentive compensation as the cornerstone of the executive compensation program because we believe:

•	equity incentives and the related vesting periods help attract and retain executives capable of executing our business strategies; and

•	the value received by the recipient of equity incentives is aligned with long-term value creation for our stockholders.

In determining the appropriate amount and type of long-term equity incentive awards to be made, the Compensation Committee considers an executive officer’s position, scope of responsibility, base salary, performance and market compensation information for executives in similar positions in similar companies and prior awards. In addition, the Compensation Committee has historically considered the recommendations of our Chief Executive Officer, except in regard to his own equity awards.

Severance and Change in Control Benefits

The award agreements related to outstanding restricted stock and performance share units granted to our named executive officers include accelerated vesting provisions in the event of certain terminations of employment, including in connection with a change in control. For additional information about these provisions, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.” In addition, we have entered into change in control severance agreements with each of our named executive officers, as described below. These agreements are designed to provide benefits only in the event of a qualifying termination of employment following a change in control transaction, and do not provide any benefits without a termination of employment.

Agreements Entered into Prior to the Merger

Prior to the merger of Holly and Frontier, we had change in control severance agreements with our executive officers, including our named executive officers, who were serving as executive officers of Holly (referred to as “former Holly executives”). The Compensation Committee determined that it was in the best interests of the stockholders to maintain these agreements following the merger in light of the depth of knowledge and experience of these executive officers and the need to ensure stable management in the event of a potential change in control.

In March 2012, the Compensation Committee, pursuant to authority delegated to it by the Board, adopted a new form of change in control severance agreement for the former Holly executives in order to provide such individuals with agreements similar to those adopted for our executive officers who served as executive officers of Frontier prior to the merger (referred to as “former Frontier executives”). Each former Holly executive had the option to continue under his or her existing change in control severance agreement or to enter into the new change in control severance agreement and terminate the existing change in control severance agreement. Each of the former Holly executives, including Messrs. Clifton, Lamp and Damiris, elected to continue under his or her existing change in control agreement at that time. In connection with Mr. Clifton’s retirement on January 1, 2013, his change in control severance agreement with us terminated pursuant to its terms. In March 2013, Mr. Lamp and Mr. Damiris each entered into an amendment to his change in control severance agreement pursuant to which each agreed to waive the tax reimbursement provision in his change in control severance agreement. As a result, currently, none of the change in control agreements we have with our named executive officers contain any tax reimbursement provisions in the event a named executive officer receives potential parachute payments under Section 280G of the Internal Revenue Code. For additional information about the severance benefits provided under the change in control severance agreements with the former Holly executives, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Agreements with Former Frontier Executives

Frontier had change in control severance agreements and executive severance agreements with each of the former Frontier executives. In order to maintain the continuity of management following the merger, we agreed to assume Frontier’s change in control severance agreements and executive severance agreements with Mr. Jennings and Mr. Aron, subject to certain modifications. In February 2012, in order to harmonize the severance benefits payable to all executive officers, the Board adopted a new form of change in control severance agreement for the former Frontier executives, including Mr. Jennings and Mr. Aron. Upon entry into the new agreement, the change in control severance agreements and executive severance agreements assumed in the merger were terminated. For additional information about the severance benefits provided under the change in control agreements with the former Frontier executives, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Retirement Benefits and Perquisites

Retirement Plans

Retirement Plans and Transition Benefit.    We traditionally maintained the Holly Retirement Plan, a tax-qualified defined benefit retirement plan (the “Retirement Plan”), and the Holly Retirement Restoration Plan, an unfunded plan that provides additional payments to participating executives whose Retirement Plan benefits were subject to certain Internal Revenue Code limitations (the “Restoration Plan”). No additional benefits accrued under the Retirement Plan and Restoration Plan for any participants effective May 1, 2012, and the retirement benefits we offer to our employees going forward are solely provided through defined contribution retirement plans.

Until January 1, 2012, Holly employees hired prior to 2007 and not subject to a collective bargaining agreement were eligible to participate in the Retirement Plan. Employees participating in the Retirement Plan were also eligible to participate in the 401(k) Plan, but were generally not eligible to receive the automatic retirement contribution under the 401(k) Plan, as described below, prior to 2012. As of January 1, 2012, Mr. Clifton and Mr. Lamp were our only named executive officers who participated in the Retirement Plan and Restoration Plan. As of January 1, 2012, participants in the Retirement Plan and the Restoration Plan who are not subject to a collective bargaining agreement were no longer accruing additional benefits under these plans, and as of May 1, 2012, all participants in these plans ceased accruing additional benefits. We have begun the process to liquidate the Retirement Plan and the Restoration Plan.

In connection with the cessation of benefit accruals under the Retirement Plan and the Restoration Plan, we adopted a Transition Benefit Plan pursuant to which eligible participants in the Retirement Plan are provided a transition benefit for each of 2012, 2013, and 2014. The amount of the transition benefit for each year is equal to the participant’s eligible compensation as of December 31 of that year, multiplied by a transition benefit percentage determined based on the participant’s eligible years of service as of January 1, 2012 (in the case of salaried employees). The participant must be employed on the last day of the year (subject to certain exceptions for death or disability) in order to earn a transition benefit for that year. For executive officers, the transition benefit is paid in the form of a transition benefit contribution to the deferred compensation plan. For additional information regarding these transition benefit contributions, see “Executive Compensation — Non-Qualified Deferred Compensation.”

Defined Contribution Plan.    For 2012, all employees were able to participate in our HollyFrontier Corporation 401(k) Retirement Savings Plan, which is a tax-qualified defined contribution plan (the “401(k) Plan”). Employees may contribute amounts from 0% up to a maximum of 75% of their eligible compensation to the 401(k) Plan. Employee contributions that were made on a tax-deferred basis were generally limited to $17,000 for 2012, with employees 50 years of age or over able to make additional tax-deferred contributions of $5,500.

For 2012, we made a retirement contribution of 3% to 8% of the participating employee’s eligible compensation under the 401(k) Plan, subject to applicable Internal Revenue Code limitations, based on years of service, as follows:

Years of Service	Retirement Contribution (as percentage of eligible compensation)
Less than 5 years	3%
5 to 10 years	4%
10 to 15 years	5.25%
15 to 20 years	6.5%
20 years and over	8%

In addition to the retirement contribution, in 2012, for all employees not covered by collective bargaining agreements with labor unions, we made matching contributions to the 401(k) Plan equal to 100% of the first 6% of each participating employee’s eligible compensation. In 2012, all of our named executive officers participated in the 401(k) Plan and received matching contributions and the retirement contribution.

Deferred Compensation Plan.    Certain of our employees, including our named executive officers, were also eligible to participate in the HollyFrontier Corporation Executive Nonqualified Deferred Compensation Plan (the “NQDC Plan”) in 2012. Prior to 2012, the NQDC Plan, which was assumed by us at the time of the merger of Holly and Frontier in 2011, was only available to certain of our employees who were employees of Frontier prior to the merger. Beginning in 2012, we expanded participation in the NQDC Plan to certain management and other highly compensated employees to provide them an opportunity to defer compensation in excess of qualified retirement plan limitations on a pre-tax basis and accumulate tax-deferred earnings to achieve their financial goals.

Participants in the NQDC Plan can contribute between 1% and 50% of their eligible earnings, which includes base salary and bonuses, to the NQDC Plan. Participants in the NQDC Plan are also eligible to receive certain employer-provided contributions, including matching contributions, retirement contributions, transition benefit contributions (pursuant to the Transition Benefit Plan described above), and nonqualified nonelective contributions. Matching contributions and retirement contributions represent contribution amounts that could not be made under the 401(k) Plan due to Internal Revenue Code limitations on tax-qualified plans. The Company provides no subsidized returns or guarantee of returns on compensation deferred by our executives or other participants in the NQDC Plan. For more information regarding this plan, see “Executive Compensation — Non-Qualified Deferred Compensation.”

Other Benefits and Perquisites

All of our executive officers are eligible to participate in the benefits plans available generally to our salaried employees, such as medical, dental, vision, long-term and short-term disability and life insurance. We do not maintain separate “executive” plans for any of these benefits.

In September 2012, the Compensation Committee approved a policy permitting personal use of company aircraft only by Messrs. Jennings, Aron, Clifton (while he was an executive officer of the Company) and Lamp, subject to a requirement that the Company be reimbursed by the executive for all aggregate incremental costs associated with their personal travel, including fuel costs, landing fees, catering charges, pilot overnight expenses and other similar charges incurred by us. In addition, we permit an executive’s family member to accompany the executive on a flight when the executive is traveling for business. No additional direct operating cost is incurred by the Company in such situations, but to the extent that Internal Revenue Service guidelines cause us to impute income to the executive for such family member travel, and that travel is not business-related, the associated tax liability is the responsibility of the executive.

In addition, for security reasons as a result of our increased size and value, we reimburse our executive officers up to $9,500 per year for any out-of-pocket expenses related to security training, consulting or technology. None of our executive officers elected to utilize this perquisite in 2012. We also reimburse club initiation fees and monthly club dues for Mr. Jennings, Mr. Aron, Mr. Clifton (while he was an executive officer of the Company), and Mr. Lamp. The Compensation Committee believes that a club membership assists these executives in performing their responsibilities by providing a means for business entertainment and networking. We provide reserved parking spots for our executive officers.

Role of Compensation Committee in Establishing Compensation

The Compensation Committee administers our executive compensation programs. The role of the Compensation Committee is to review and approve the compensation to be paid to executive officers, including the named executive officers, and to review the compensation policies and practices for all of our employees to verify that they do not create unreasonable risks for us.

In setting compensation for executive officers, the Compensation Committee considers, among other things, recommendations by management and its independent compensation consultant and the compensation of similarly situated executives in comparable businesses. In addition, the Compensation Committee annually reviews total compensation paid to named executive officers for the prior year and, with the assistance of management, proposes long-term incentive compensation awards.

Role of Executive Officers in Establishing Compensation

Our Chief Executive Officer makes compensation recommendations to the Compensation Committee for the executive officers, including the named executive officers (except with respect to his own compensation). Management provides financial and compensation data to the Compensation Committee for its review in setting compensation and gives guidance as to how the data impacts performance goals set by the Compensation Committee. This data includes:

•	our financial performance for the current year compared to the preceding year;

•	performance evaluations of the named executive officers (other than for the Executive Chairman and Chief Executive Officer, who are evaluated by the Compensation Committee); and

•	compensation provided to the named executive officers in previous years.

In addition, management may recommend and provide rationale for discretionary bonuses for named executive officers (other than for the Chief Executive Officer) to the Compensation Committee Given the day-to-day familiarity that management has with the work performed by the named executive officers, the Compensation Committee values management’s recommendations. However, the Compensation Committee makes all final decisions as to the compensation of the named executive officers.

Role of Compensation Committee Consultant in Establishing Compensation

In September 2011, the Compensation Committee retained PM&P as its independent compensation consultant to advise the Compensation Committee on matters related to executive and non-management director compensation. PM&P previously served as the compensation consultant to Frontier’s compensation committee. In 2012, the Compensation Committee received advice from PM&P with respect to the development and structure of our executive compensation program. As discussed above under “The Board, its Committees and its Compensation — Board Committees — Compensation Committee,” the Compensation Committee has concluded that we do not have any conflicts of interest with PM&P.

Market Review

We regularly compare our executive compensation program with market information regarding salary levels and incentive awards and programs. The purpose of this analysis is to provide a frame of reference in evaluating the reasonableness and competitiveness of our executive compensation as compared to that of companies within the energy industry that are generally comparable in size and scope of operations to us.

Market pay levels are obtained from various sources, including published compensation surveys and information taken from SEC filings of a number of similarly situated companies as compiled by PM&P. As a component of setting 2012 compensation, in October 2011, the Compensation Committee reviewed a compensation study of executive compensation trends prepared by PM&P. The following companies comprised the 2012 comparator group reviewed by the Compensation Committee:

• Ashland Inc.	• ONEOK, Inc.

• Devon Energy Corporation	• PPG Industries Inc.

• Eastman Chemical Company	• Sunoco, Inc.

• Fluor Corporation	• Tesoro Corporation

• Hess Corporation	• Western Refining Inc.

• Huntsman Corporation	• Williams Companies, Inc.

• LyondellBasell Industries N.V.	• World Fuel Services Corporation

• Murphy Oil Corporation

The 2012 comparator group is different than the 2012 incentive award peer group, which is used as a market comparison when determining payouts of certain performance-based incentive awards granted to executive officers. See “2012 Executive Compensation Decisions — Annual Incentive Cash Compensation” for a further discussion of the 2012 incentive award peer group and the reasons for the differences from the 2012 comparator group.

2012 Executive Compensation Decisions

The Compensation Committee established 2012 total direct compensation, including base salary, annual cash incentive compensation, and long-term equity incentive compensation awards, for our executive officers at pay levels approximating the middle range of market compensation. To evaluate total direct compensation opportunities for executive officers for 2012, the Compensation Committee reviewed the market data provided by PM&P and internal evaluations of the executive officers.

Based on the 2012 annual review of compensation, the Compensation Committee believes that 2012 compensation for the named executive officers reflects appropriate allocation of compensation between salary, bonuses and equity compensation.

Base Salary

The Compensation Committee establishes base salaries within a competitive range to provide our named executive officers with compensation consistent with their responsibilities, their experience and our peers. In the fourth quarter of 2011, the Compensation Committee conducted its annual review of base salaries and market survey data and determined that increases in the base salaries of all of our named executive officers were warranted based on factors such as our financial performance, market levels of compensation and internal pay equity. During this process, the Compensation Committee considered Mr. Clifton’s transition from Chairman and Chief Executive Officer to Executive Chairman in establishing his 2012 salary, and for this reason, his 2012 base salary reflects a lower percentage increase when compared to our other named executive officers. The following table sets forth the base salaries for 2011 and 2012 of our named executive officers:

Name and Title	2011 Base Salary		2012 Base Salary(1)	Percentage Increase
Michael C. Jennings Chief Executive Officer and President	$800,000	(2)	$920,000	15%
Douglas S. Aron Executive Vice President and Chief Financial Officer	$395,000	(2)	$475,000	20%
Matthew P. Clifton Executive Chairman	$956,300		$975,000	2%
David L. Lamp Executive Vice President and Chief Operating Officer	$573,800		$650,000	13%
George J. Damiris Senior Vice President, Supply and Marketing	$342,400		$415,000	17%

(1)	Represents increases effective January 1, 2012, except for Mr. Damiris. Effective January 1, 2012, Mr. Damiris’s salary was increased to $380,000, which represented an 11% increase over his 2011 base salary. Effective August 20, 2012, Mr. Damiris’s salary was increased to $415,000 to reflect the competitive market level for his position.

(2)	The 2011 base salaries for Messrs. Jennings and Aron were set by Frontier’s compensation committee prior to the merger. Those salaries continued following the merger. For 2011, the portion of Mr. Jennings’s salary paid by us was $400,000, and the portion of Mr. Aron’s salary paid by us was $197,500.

Annual Incentive Cash Compensation

In the fourth quarter of 2011, the Compensation Committee approved target awards under the annual incentive cash compensation program and the remaining terms of the annual incentive cash compensation awards granted to our executive officers for 2012. These awards were subject to our achievement of specified levels of performance with respect to certain financial and environmental, health and safety measures. For certain of our executive officers, the awards are also subject to their individual performance measures.

The following table sets forth the threshold, target and maximum award opportunities (as a percentage of annual base salary) for our named executive officers as of December 31, 2012, and the portion of each named executive officer’s target award opportunity that is allocated to each performance measure. In connection with his base salary increase, effective August 20, 2012, Mr. Damiris’ target award opportunity was increased from 55% to 60% of his base salary and his maximum award opportunity was increased from 110% to 120%.

	Award Opportunities			Allocation Among Performance Measures
Name	Threshold	Target	Maximum	Financial Measures	Environmental, Health and Safety	Individual
Michael C. Jennings	0%	135.0%	270.0%	108.0%	27.0%	—
Douglas S. Aron	0%	75.0%	150.0%	60.0%	15.0%	—
Matthew P. Clifton	50%	100.0%	270.0%	80.0%	20.0%	—
David L. Lamp	0%	100.0%	200.0%	80.0%	20.0%	—
George J. Damiris	0%	60.0%	120.0%	42.0%	6.0%	12.0%

The financial measures are weighted more heavily than the environmental, health and safety measures in order to incentivize and reward the executive officers for overall company performance as compared to its peers and to promote stockholder value creation. Awards are capped to avoid encouraging an excessive short-term focus, potentially at the expense of long-term performance.

To facilitate timely determination of award payouts, the measurement period for each of the above metrics covers four consecutive quarters starting with the fourth quarter of the preceding year (2011) and ending with the third quarter of the current year (2012).

Financial Measures.    The Compensation Committee allocates the majority of the executives’ bonus opportunity to financial performance in order to align the financial interests of our executive officers with the interests of our stockholders. Our performance with respect to the following equally-weighted criteria, as compared to the performance of the 2012 incentive peer group, is used to determine overall performance under the financial measures metric:

Criteria	What It Means
Return on Capital Employed	Net income plus after-tax interest expense, divided by the sum of shareholders’ equity, plus minority interest, plus debt, less goodwill and intangible assets, less cash (excludes gains or losses attributable to first-in, first-out inventory valuation and impairment expenses).
Return on Assets	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) divided by total assets, excluding goodwill and intangible assets (excludes gains or losses attributable to first-in, first-out inventory valuation and asset impairment expenses).
Operating Income	Total revenues less cost of goods sold less cash operating costs, divided by total revenues (excludes gains or losses attributable to first-in, first-out inventory valuation).

For 2012, the incentive peer group included:

• Alon USA Energy, Inc.	• Sunoco, Inc.

• CVR Energy, Inc.	• Tesoro Corporation

• Delek U.S. Holdings, Inc.	• Valero Energy Corp.

• Marathon Petroleum Corporation	• Western Refining Company

We compare our own financial performance against that of these companies because their collective performance reflects external economic conditions we are facing as a company and as an industry as a whole, and they are also companies with which both management and investment analysts compare our results. The 2012 incentive peer group differs from the 2012 comparator group because the 2012 incentive peer group includes companies that are too large in size (Valero Energy Corp.) or that significantly differ in ownership and management composition from us (Alon USA Energy, Inc.) to be suitable comparisons for considering total compensation packages.

For financial measures, our performance in each of the three criteria noted above is compared to the 2012 incentive peer group and the equally-weighted average of those three criteria determines our performance. The table below sets forth the percentage of a named executive officer’s total potential financial measures target that is payable to the named executive officer based on the equally-weighted average of Company’s performance as compared to its incentive peer group with respect to the financial measures metrics:

Ratio of Company Performance Compared to Incentive Peer Group	Bonus Achievement
less than 0.75	Zero
0.75	50% of Target Percentage (Threshold)
0.751 to 1.049	Linear Interpolation between Threshold and Target
1.05	Target Percentage
1.051 to 1.349	Linear Interpolation between Target and Maximum
1.35 or greater	200% of Target Percentage (Maximum)

The chart below shows our performance with respect to each financial measure as compared to the performance of the incentive peer group for 2012:

Financial Measures
Measure	HollyFrontier Corporation	Incentive Peer Group
Return on Capital Employed Ratio	57.9%	26.9%
Return on Assets Ratio	37.7%	21.3%
Operating Income Ratio	13.0%	6.1%

Environmental, Health and Safety Measures.    The Compensation Committee selected this metric because it reflects one of our key business objectives, drives our overall performance and promotes accountability. Our performance with respect to the following equally-weighted criteria, as compared to our performance for the prior year, is used to determine performance under the environmental, health and safety metric:

Criteria	What It Means
Personal Safety	Measured by the OSHA 300 recordable incident rate (for our employees).
Process Safety Performance	Measured by the following three items, equally weighted: (i) reduction in actual Tier 1 and Tier 2 Process Safety Incidents versus the prior year, (ii) performance on PSV Testing Compliance, and (iii) performance on Process Safety Action Items.
Environmental Incidents	Measured by the number of release, spills, permit exceedances, violations and community compliances as compared to the prior year.

For environmental, health and safety measures, the number of incidents for each component will be compared to the number of incidents in the prior 12-month period and the total percentage change in the number of incidents will determine the environmental, health and safety performance. The table below sets forth the percentage of the named executive officer’s total potential environmental, health and safety measures target that is payable to the named executive officer based on the percentage change in the number of incidents as compared to the prior 12-month period:

Percentage Change	Bonus Achievement
Increase in number of Incidents	Zero
0%	50% of Target Percentage (Threshold)
Decrease greater than 0% and less than 5%	Linear Interpolation between Threshold and Target
Decrease of 5%	Target Percentage
Decrease greater than 5% but less than 10%	Linear Interpolation between Target and Maximum
Decrease of 10% or more	200% of Target Percentage (Maximum)

Individual Performance Measures.    In addition to the metrics mentioned above, a portion of the award for each of the executive officers, other than Messrs. Jennings, Aron, Clifton and Lamp, is based on the Compensation Committee’s evaluation of the executive officer’s individual performance during the year. The Committee considers various criteria such as interpersonal effectiveness, business conduct, professional and technical development, leadership, and results orientation. The evaluation is discretionary and based on a wide range of considerations which often change over the course of the year. Further, the Committee may exercise its discretion and increase, decrease, or eliminate awards based on individual performance for any executive officer.

2012 Performance.    The threshold, target and maximum performance levels and actual results for the performance measures are set forth in the table below:

Metric	Threshold	Target	Maximum	Actual for 2012	Bonus Achievement
Financial Measures (as compared to peer group)					200%
Return on Capital Employed	.75	1.05	1.35	2.15
Return on Assets	.75	1.05	1.35	1.77
Operating Income	.75	1.05	1.35	2.14

Environmental, Health and Safety (as compared to Q4 2010-Q3 2011)					133%
Personal Safety Incidents Rate	no change	decrease by 5%	decrease by 10%	increase by 15%
Process Safety Incidents Rate	no change	decrease by 5%	decrease by 10%	decrease by 34%
Number of Environmental Incidents	no change	decrease by 5%	decrease by 10%	decrease by 17%

The following table sets forth the actual payouts to the named executive officers for 2012 as a percentage of base salary, including payments made based on our performance and discretionary bonuses awarded for individual performance.

Name	Financial Measures	Environmental, Health and Safety	Individual	Total
Michael C. Jennings	216%	35.9%	—	251.9%
Douglas S. Aron	120%	20.0%	—	140.0%
Matthew P. Clifton	216%	35.9%	—	251.9%
David L. Lamp	160%	26.7%	—	186.7%
George J. Damiris	84%	14.6%	18%	116.6%

In addition to the individual performance portion of Mr. Damiris’ 2012 award pursuant to our annual incentive cash compensation program, we awarded Mr. Damiris a special one-time cash performance bonus of $50,000 on the basis of exceptional individual achievement during 2012.

Long-Term Equity Incentive Compensation

Our long-term equity incentive program currently consists of restricted stock and performance share unit awards for our executive officers. For Mr. Clifton, 2012 long-term equity incentive grants were made only by HLS, the general partner of the general partner of HEP, in recognition of his greater responsibilities at HEP. The amount and timing of such grants to Mr. Clifton were determined under the sole discretion of the HLS Compensation Committee.

Annual Restricted Stock Awards

Our historic practice has typically been to grant long-term equity awards annually in the first quarter of the year. In February 2012, the Compensation Committee approved grants of restricted stock with time-based vesting conditions to certain of our executive officers.

The following table sets forth the number of shares of restricted stock with time-based vesting awarded in February 2012 to each of the named executive officers:

Name	Number of Shares of Restricted Stock with Time-Based Vesting
Michael C. Jennings	65,445
Douglas S. Aron	21,816
Matthew P. Clifton	—
David L. Lamp	29,088
George J. Damiris	7,272

The restricted stock awards granted in February 2012 vest in three equal annual installments, beginning December 15, 2012 (or the first business day thereafter if the vesting date falls on a Saturday or Sunday), subject to continued employment. Each executive officer has the right to receive dividends and other distributions paid with respect to such shares of restricted stock. Beginning in 2012, all restricted stock awards we granted were subject to time-based vesting conditions, and we did not grant any restricted stock awards subject to performance-based vesting conditions.

Performance Share Unit Awards

In February 2012, the Compensation Committee also granted performance share unit awards to certain of our executive officers. Each executive officer that received performance share unit awards was granted a target number of performance share units. The target number is initially approved by the Committee in dollar amounts established according to the pay grade of the executive officer. The target award is then converted to a number of shares by dividing the targeted dollar amount by the closing price of our common stock on the grant date of the award.

The Compensation Committee determined that performance metrics for the February 2012 grants would consist of return on capital employed and total shareholder return during the performance period as measured against that of the 2012 incentive peer group See “2012 Executive Compensation Decisions — Annual Incentive Cash Compensation” for a discussion on our 2012 incentive peer group. The performance period for the February 2012 awards runs from January 1, 2012 through September 30, 2014. The executive officers that received performance share unit awards in February 2012 have the right to receive dividends and other distributions with respect to such performance share units based on the target level of payout, and these dividends are paid at approximately the same time as dividends are received by our common stockholders.

For the performance share unit awards granted in February 2012:

•	“return on capital employed” is defined in the same manner as it is defined for our annual incentive bonuses. See “2012 Executive Compensation Decisions — Annual Incentive Cash Compensation.”

•

“total shareholder return” is defined as (i) the appreciation in our stock price during the performance period (in dollars) plus cumulative dividends paid during the performance period, divided by (ii) the closing price of our stock on the first business day of the performance period.

The actual number of performance share units earned at the end of the performance period will be equal to (a) the target number of performance share units granted multiplied by (b) our average performance unit payout with respect to the performance metrics. The average performance unit payout is determined by adding our performance unit payout percentage with respect to each performance metric and dividing the sum by two. For the return on capital employed metric, our performance unit payout is determined in accordance with the following table:

Company v. Incentive Peer Group Performance	Performance Unit Payout
Less than 75% of Incentive Peer Group Average	0%
75% of Incentive Peer Group Average	50% of Target (Threshold)
More than 75% and less than 105% of Incentive Peer Group Average	Interpolate between Threshold and Target
105% of Incentive Peer Group Average	100% (Target)
More than 105% and less than 135% of Incentive Peer Group Average	Interpolate between Target and Stretch
135% of Incentive Peer Group Average	150% of Target (Stretch)
More than 135% and less than 175% of Incentive Peer Group Average	Interpolate between Stretch and Maximum
175% or more of Incentive Peer Group Average	200% of Target (Maximum)

For the total shareholder return metric, our performance unit payout is determined in accordance with the following table:

Company v. Incentive Peer Group Performance	Performance Unit Payout
Less than 5% below Incentive Peer Group Average	0%
5% below Incentive Peer Group Average	50% of Target (Threshold)
From 4.99% to 0.01% below Incentive Peer Group Average	Interpolate between Threshold and Target
Incentive Peer Group Average	100% (Target)
From 0.01% to 4.99% above Incentive Peer Group Average	Interpolate between Target and Stretch
5% above Incentive Peer Group Average	150% of Target (Stretch)
From 5.01% to 9.99% above Incentive Peer Group Average	Interpolate between Stretch and Maximum
10% or more above Incentive Peer Group Average	200% of Target (Maximum)

An executive officer that received performance share unit awards in February 2012 must be employed by us on December 15, 2014 (or the first business day thereafter if such date falls on a Saturday or Sunday) to receive a settlement for the earned performance share unit awards, except as described below in “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

The following table sets forth the target performance share unit awards granted to the named executive officers in February 2012.

Name	Target Number of Performance Share Units Granted
Michael C. Jennings	65,445
Douglas S. Aron	21,816
Matthew P. Clifton	—
David L. Lamp	29,088
George J. Damiris	7,272

Stock Ownership and Retention Policy

Our Board, the Compensation Committee and our executive officers recognize that ownership of our common stock is an effective means by which to align the interests of our directors and officers with those of our stockholders. Following the merger, we reviewed the existing stock ownership guidelines for both Frontier and Holly. As a result of that review, the Nominating/Corporate Governance Committee recommended, and the Board approved, a new stock ownership policy in February 2012. The terms of the stock ownership policy are summarized below.

Non-Management Director Stock Ownership Policy.    Under the stock ownership policy, non-management directors are required to hold during their service shares of our common stock equal in value to at least three times the annual Board cash retainers paid to our directors (excluding any retainer paid for service on a Board committee). Directors have five years from their initial election to the Board to meet the target stock ownership requirements.

Executive Stock Ownership Policy.    Under the stock ownership policy, our officers are required to hold shares of our common stock as follows:

Officer Position	Value of Shares Owned
Executive Chairman and CEO	6x Base Salary
Executive Vice Presidents	3x Base Salary
Senior Vice Presidents	2x Base Salary
Vice Presidents	1x Base Salary

Our officers are expected to meet the applicable requirements within five years of employment or promotion.

Non-Employee Director and Executive Retention Policy.    Directors and officers are required to continuously own sufficient shares to meet the stock ownership requirements once attained. Until the directors and officers attain compliance with the stock ownership policy, the directors and officers will be required to hold 50% of the shares of common stock received from any equity award, net of any shares used to pay the exercise price or tax withholdings. If a director or officer attains compliance with the stock ownership policy and subsequently falls below the requirement because of a decrease in the price of our common stock, the director or officer will be deemed in compliance provided that the director or officer retains the shares then held.

As of December 31, 2012, all of our named executive officers and directors were in compliance with the stock ownership policy.

Anti-Hedging and Anti-Pledging Policy

All of our employees and directors are subject to our Insider Trading Policy, which, among other things, prohibits such employees and directors from entering into short sales or hedging or pledging shares of our common stock.

Recoupment of Compensation

To date, the Board has not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, Mr. Jennings’s and Mr. Aron’s change in control agreements with the Company include language providing that amounts paid or payable pursuant to the change in control agreements may be forfeited and/or recouped to the extent required by applicable law or any clawback policy that we adopt. The Compensation Committee will evaluate the practical, administrative and other implications of adopting, implementing and enforcing a clawback policy.

2013 Executive Compensation Decisions

Long-Term Equity Incentive Compensation

At its last regular meeting in 2012, the Compensation Committee decided to make certain changes to its long-term equity award grant process, including changes to the timing of annual grants for each year. Specifically, the Compensation Committee determined that annual grants of long-term equity incentive awards for 2013 and later years will be made in the fourth quarter of the preceding year, rather than in the first quarter of the year to which the award relates, in order to align the timing of the long-term equity incentive award grants with the timing of the other compensation decisions made for our executive officers and, with respect to performance share unit awards, to align the timing of the grant with the quarter in which the performance period commences. As a result of the change in timing of the award grants, our executive officers received two long-term equity incentive award grants during 2012: (i) the February 2012 grants described above, which are the annual grants for the 2012 year, which may vest in full in the fourth quarter of 2014, and (ii) the November 2012 grants described below, which are the annual grants for the 2013 year and may vest in full in the fourth quarter of 2015. The amount of the long-term equity incentive awards each executive officer received in November 2012 was determined using the same considerations the Compensation Committee would have used had the awards been granted in the first quarter of 2013 pursuant to our historic practice. Further, while the Compensation Committee determined to accelerate the time when it would grant annual awards for each fiscal year to November of the prior year, the vesting dates for annual awards will remain the same as if the awards had been granted in February of the year to which such awards relate, as modified as described below.

In addition to the Compensation Committee’s decision to change the timing of annual grants for each year, for purposes of administrative ease and to align the vesting date of outstanding awards with the applicable performance period for which they were granted, the Compensation Committee decided at its last regular meeting in 2012 to change the vesting dates of outstanding restricted stock awards and outstanding performance share unit awards, in each case, granted by Holly prior to the merger or by HollyFrontier following the merger, to December 15 of a given year (or the first business day thereafter if December 15 falls on a Saturday or Sunday), rather than January of the following year. Because the performance period for each grant of performance share unit awards ends on September 30 of the third year of the performance period, the change in vesting dates does not affect the performance period for such awards. For additional information on the vesting of outstanding equity awards, please see “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”

Restricted Stock Awards

In November 2012, the Compensation Committee approved grants of restricted stock with time-based vesting conditions to certain of our executive officers. The following table sets forth the number of shares of restricted stock with time-based vesting awarded in November 2012 to each of the named executive officers, which will vest in three equal installments on December 15 of 2013, 2014 and 2015 (or the first business day thereafter if the vesting date falls on a Saturday or Sunday), subject to continued employment.

Name	Number of Shares of Restricted Stock with Time-Based Vesting
Michael C. Jennings	60,447
Douglas S. Aron	18,738
Matthew P. Clifton	—
David L. Lamp	25,389
George J. Damiris	8,463

Each executive officer has the right to receive dividends and other distributions paid with respect to such shares of restricted stock.

Performance Share Unit Awards

In November 2012, the Committee granted performance share unit awards to certain of our executive officers. The target number of performance share units granted to each executive officer that received performance share units in November 2012 was determined in the same manner as the February 2012 performance unit awards as described above.

The Compensation Committee determined that performance metrics for the November 2012 grants would be return on capital employed and total shareholder return during the performance period as measured against that of the 2013 incentive peer group. The 2013 incentive peer group consists of the following companies:

• Alon USA Energy, Inc.	• Tesoro Corporation

• Delek U.S. Holdings, Inc.	• Valero Energy Corp.

• Marathon Petroleum Corporation	• Western Refining Company

• Phillips 66 Corporation

The performance period for the November 2012 awards is October 1, 2012 through September 30, 2015. The executive officers that received performance share unit awards in November 2012 have the right to receive dividends and other distributions paid with respect to such performance share units based on the target level of payout, which are paid at the time paid to other stockholders.

For the performance share unit awards granted in November 2012, return on capital employed and total shareholder return are defined in the same manner as for the performance share unit awards granted in February 2012. The actual number of performance share units earned at the end of the performance period will be equal to (a) the target number of performance share units granted multiplied by (b) our average performance unit payout with respect to the performance metrics. The average performance unit payout is determined by adding our performance unit payout percentage with respect to each performance metric and dividing the sum by two. For the return on capital employed metric and the total shareholder return metric, our performance unit payout is determined in accordance with the same tables set forth above under “Compensation Discussion & Analysis — 2012 Executive Compensation Decisions — Long-Term Equity Incentive Compensation — Performance Share Unit Awards.”

An executive officer that received performance share unit awards in November 2012 must be employed by us on December 15, 2015 (or the first business day thereafter if such date falls on a Saturday or Sunday) to receive a settlement for the earned performance share unit awards, except as described below in “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

The following table sets forth the target performance share unit awards granted to the named executive officers in November 2012.

Name	Target Number of Performance Share Units Granted
Michael C. Jennings	60,447
Douglas S. Aron	18,738
Matthew P. Clifton	—
David L. Lamp	25,389
George J. Damiris	8,463

Impact of Regulatory Compliance

In designing and implementing programs applicable to executives, we consider the effects of applicable provisions of the Internal Revenue Code, including Section 162(m) and Section 280G. Section 162(m) limits the deductibility by a company of compensation in excess of $1 million paid to certain executive officers. Performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.

In reviewing our executive compensation program, the Compensation Committee considers the anticipated tax treatment to us and our executive officers of various payments and benefits. We have adopted a practice of providing “performance-based compensation” under our equity plans that is exempt from limitations of Section 162(m) to the extent practicable. However, the deductibility of certain compensation payments depends on the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these and other reasons, including the need to maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m).

For 2012, the performance share unit grants and annual cash incentive awards made to named executive officers are intended to be fully deductible under Section 162(m). Annual bonuses payable upon the achievement of environmental, health and safety criteria and individual performance objectives do not constitute “performance based compensation” as defined by Section 162(m) and the full amount of such bonuses may not be deductible. The restricted stock awards with time-based vesting received by named executive officers in 2012 may not be deductible under Section 162(m). Base salary does not qualify as performance-based compensation under Section 162(m).

Section 280G of the Code prohibits the deduction of any “excess parachute payment.” Benefits payable under the change in control agreements entered into with certain of our executives, including all of our named executive officers, as well as accelerated vesting under restricted stock and performance share unit awards could result in “excess parachute payments” that are not deductible by us. For more information regarding amounts payable and benefits available upon the occurrence of a change in control, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the HollyFrontier Corporation Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Douglas Y. Bech	Buford P. Berry	Leldon E. Echols	Robert G. McKenzie	Franklin Myers
Chairman

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers.

Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Michael C. Jennings Chief Executive Officer and President	2012	$920,000	—	$11,310,706	$2,318,000	—	$474,398	$15,023,104
	2011	$400,000	—	$200,038	$1,500,000	—	$148,099	$2,248,137

Douglas S. Aron Executive Vice President and Chief Financial Officer	2012	$475,000	—	$3,632,240	$665,000	—	$454,755	$5,226,995
	2011	$197,500	$100,000	$200,038	$456,225	—	$88,557	$1,042,320

Matthew P. Clifton(8) Executive Chairman	2012	$975,000	—	—	$2,451,000	$581,319	$2,850,047	$6,857,366
	2011	$956,300	—	$2,337,334	$2,445,000	$83,007	$14,700	$5,836,341
	2010	$922,500	—	$1,805,681	$2,269,000	$810,349	$14,700	$5,822,230
David L. Lamp Executive Vice President and Chief Operating Officer	2012	$650,000	—	$4,882,620	$1,213,000	$107,734	$973,520	$7,826,874
	2011	$573,800	$140,348	$1,385,507	$883,652	$196,328	$14,700	$3,194,335
	2010	$553,500	$213,255	$1,001,290	$786,745	$148,596	$14,700	$2,718,086

George J. Damiris Senior Vice President, Supply and Marketing	2012	$394,385	$125,000	$1,427,697	$381,000	—	$134,756	$2,462,838
	2011	$342,400	$231,560	$849,388	$205,440	—	$26,950	$1,655,738
	2010	$309,416	$181,722	$421,886	$173,278	—	$25,400	$1,111,702

(1)	For 2011, the compensation reported for Messrs. Jennings and Aron only reflects the compensation paid by us following the merger with Frontier, and as a result, the 2011 compensation for Messrs. Jennings and Aron does not include salary paid by, or equity awards granted by, Frontier prior to the merger.

As a result of certain changes to our grant timing practices adopted by the Compensation Committee during 2012, our executive officers received two grants of long-term equity incentive awards during 2012 — (a) one for the 2012 year, granted in February 2012, and (b) one for the 2013 year, granted in November 2012. Because the awards for the 2013 year were granted during 2012, they are reported in the “Stock Awards” column of the Summary Compensation Table for 2012 rather than 2013, in accordance with SEC rules. As a result of this reporting requirement, the amount of compensation awarded to Messrs. Jennings, Aron, Lamp and Damiris for 2012 is overstated. See note 4 to the Summary Compensation Table for additional information.

(2)	For 2011, salary paid to Messrs. Jennings and Aron only reflects the salary paid by us. From January 1, 2011 through June 30, 2011, Messrs. Jennings and Aron received salaries of $400,000 and $197,500, respectively, from Frontier.

For 2012, Mr. Damiris’s salary was $380,000 effective January 1, 2012. Effective August 20, 2012, Mr. Damiris’s salary was increased to $415,000 to reflect the competitive market level for his position.

(3)	Represents discretionary bonus payable pursuant to individual performance under our annual incentive cash compensation program. Other payments made pursuant to the annual incentive program are included in the Non-Equity Incentive Plan Compensation column. Prior to 2011, all payments made pursuant to the annual incentive program were included in the Non-Equity Incentive Plan Compensation column; however, as a result of a comment letter we received from the SEC, beginning in 2011, we report the bonus payable pursuant to individual performance under our annual incentive cash compensation program under the Bonus column.

For 2012, includes a special one-time cash performance bonus of $50,000 paid to Mr. Damiris in recognition of his extraordinary efforts and contributions to us in 2012.

(4)	Represents the aggregate grant date fair value of awards of restricted stock and performance share units made in the year indicated, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, and does not reflect the actual value that may be realized by the executive. See Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

For 2011, stock awards granted to Messrs. Jennings and Aron only reflect the awards granted by us following the completion of the merger.

As described in greater detail above under “Compensation Discussion & Analysis — 2013 Executive Compensation Decisions — Long-Term Equity Incentive Compensation,” as a result of certain changes to our grant timing practices adopted by the Compensation Committee during 2012, our executive officers received two grants of long-term equity incentive awards during 2012 — (a) one for the 2012 year, granted in February 2012 (the “2012 Award”), and (b) one for the 2013 year, granted in November 2012 (the “2013 Award”). Because the 2013 Awards were granted during 2012, they are reported in the “Stock Awards” column of the Summary Compensation Table for 2012 rather than 2013, in accordance with SEC rules. However, this reporting requirement overstates the amount of compensation awarded to our named executive officers for the 2012 service period. The chart below shows the portion of the dollar amounts reported in the “Stock Awards” column above for 2012 that are attributable to the 2012 Awards only, and the total aggregate annual compensation received by each named executive officer that would have been reported in the “Total” column of the Summary Compensation Table above if the 2013 Awards were not required to be included as 2012 compensation:

	2012 Award (February 2012)
Name	Restricted Stock	Performance Share Units(1)	Aggregate Total Compensation
Michael C. Jennings	$2,249,999	$3,145,499	$9,107,896
Douglas S. Aron	750,034	1,048,548	3,393,337
Matthew P. Clifton	—	—	6,857,366
David L. Lamp	1,000,045	1,398,064	5,342,363
George J. Damiris	250,011	349,516	1,634,668

(1)	The amounts listed are based on an aggregate settlement for the awards of 139.8%.

With respect to performance share units awarded in February 2012 and November 2012, in accordance with SEC rules and FASB ASC Topic 718, the performance share units are subject to a “market condition” (the total shareholder return (“TSR”) performance metric) and a “performance condition” (the return on capital employed (“ROCE”) performance metric).

For purposes of determining the grant date fair value of the February 2012 performance share units reported in the table above, we have assumed an aggregate settlement of 139.8%, which includes a settlement of 64.8% of the TSR portion of the award and 75% of the ROCE portion of the award. If the ROCE portion of the award was settled at the maximum payout level of 200% (resulting in settlement of the aggregate award in an amount equal to 164.8%), the grant date fair value of the awards would be as follows: Mr. Jennings, $3,707,999; Mr. Aron, $1,236,056; Mr. Lamp, $1,648,075; and Mr. Damiris, $412,019. The maximum payout of the awards, however, could be up to 200%.

For purposes of determining the grant date fair value of the November 2012 performance share units reported in the table above, we have assumed an aggregate settlement of 136.6%, which includes a settlement of 61.6% of the TSR portion of the award and 75% of the ROCE portion of the award. If the ROCE portion of the award was settled at the maximum payout level of 200% (resulting in settlement of the aggregate award in an amount equal to 161.6%), the grant date fair value of the awards would be as follows: Mr. Jennings, $4,040,142; Mr. Aron, $1,252,406; Mr. Lamp, $1,696,944; and Mr. Damiris, $565,648. The maximum payout of the awards, however, could be up to 200%.

For additional information regarding the awards granted in 2012, see “Compensation Discussion and Analysis — Components of our 2012 Executive Compensation Program — Long-Term Equity Incentive Compensation,” “Compensation Discussion and Analysis — 2013 Executive Compensation Decisions — Long-Term Equity Incentive Compensation,” “Grants of Plan-Based Awards,” and “Outstanding Equity Awards at Fiscal Year End.” On a going forward basis, annual equity awards will be made once each year in November of the year preceding the year to which the annual award relates, in order to align the timing of the long-term equity incentive award grants with the timing of the other compensation decisions made for our executive officers.

The amounts reported above exclude the grant date fair value of stock awards granted by HEP to Mr. Clifton. For additional information on the compensation received by Mr. Clifton from HEP, see HEP’s Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	For 2012, represents awards made pursuant to the annual incentive cash compensation program other than with respect to the individual performance component, which amounts are included in the “Bonus” column. For 2011, (a) for Messrs. Clifton, Lamp and Damiris, represents awards made pursuant to our annual incentive cash compensation program (other than with respect to the individual performance component, which amounts are included in the “Bonus” column), and (b) for Messrs. Jennings and Aron, represents annual cash incentive awards granted by Frontier and assumed in the merger. The 2012 awards are described in more detail in “Compensation Discussion and Analysis — Components of Our 2012 Executive Compensation Program — Annual Incentive Cash Compensation.”

(6)	Represents the aggregate change in the actuarial present value of the named executive officers’ respective accumulated benefits under all defined benefit pension plans in which they participate. During 2012, earnings on the named executive officers’ respective accounts under the NQDC Plan did not exceed 120% of the applicable long-term federal rate (2.63%). As a result, no above market or preferential earnings were paid to the named executive officers in 2012 and, therefore, none of the earnings received by the named executive officers under the NQDC Plan during 2012 are included in this table. See “Pension Benefits Table” for additional information.

(7)	Includes compensation as described under “All Other Compensation” below.

(8)	Effective January 1, 2013, Mr. Clifton retired as our Executive Chairman but continues to serve as Chairman and Chief Executive Officer of HLS.

All Other Compensation

The table below describes the components of compensation for 2012 included in the “All Other Compensation” column in the Summary Compensation Table above.

Name	401(k) Plan Retirement Contribution	401(k) Plan Company Matching Contribution	Transition Benefit	NQDC Plan Company Matching Contribution	NQDC Plan Retirement Contribution	Perquisites(1)	Tax Reimbursements(2)	Total
Michael C. Jennings	$10,000	$15,000	—	$268,218	$178,812	—	$2,368	$474,398
Douglas S. Aron	13,125	15,000	—	86,225	75,447	$172,417	92,541	454,755
Matthew P. Clifton	20,000	15,000	$2,035,748	333,985	445,314	—	—	2,850,047
David L. Lamp	10,000	15,000	581,521	159,456	106,304	67,090	34,149	973,520
George J. Damiris	10,000	15,000	—	65,854	43,902	—	—	134,756

(1)	For Mr. Aron, includes $172,117 for club initiation fees and monthly club dues and $300 for a Company-paid reserved parking spot.

For Mr. Lamp, includes $66,790 for club initiation fees and monthly club dues and $300 for a Company-paid reserved parking spot.

The value of the perquisites provided to our other named executive officers in 2012 did not exceed $10,000 in the aggregate, and therefore are not included in the table above or described in this footnote.

(2)	For Mr. Jennings, represents tax payments made on family travel on our aircraft for business purposes.

For Mr. Aron and Mr. Lamp, represents tax payments made on club initiation fees.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our named executive officers under our equity and non-equity incentive plans during 2012. The equity awards reported below were granted with respect to the service periods beginning in 2012 and in 2013. In this table, awards are abbreviated as “AICP” for the annual incentive cash compensation program, as “RSA” for restricted stock awards, and “PUA” for performance share unit awards. In 2012, restricted stock and performance shares units granted to our named executive officers were granted to the former Holly executives under the LTIP and the former Frontier executives under the Omnibus Plan.

As described in greater detail above under “Compensation Discussion & Analysis — 2013 Executive Compensation Decisions — Long-Term Equity Incentive Compensation,” as a result of certain changes to our grant timing practices adopted by the Compensation Committee during 2012, our executive officers received two grants of long-term equity incentive awards during 2012 — (a) one for the 2012 year, granted in February 2012, and (b) one for the 2013 year, granted in November 2012. On a going forward basis, annual equity awards will be made once each year in November of the year preceding the year to which the annual award relates, in order to align the timing of the long-term equity incentive award grants with the timing of the other compensation decisions made for our executive officers.

Name	Type	Committee Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Michael C. Jennings	AICP			$0	$1,242,000	$2,484,000
	RSA	02/20/12	02/21/12							65,445		$2,249,999
		11/13/12	11/13/12							60,447		$2,500,088	(5)
	PUA	02/20/12	02/21/12				0	65,445	130,890			$3,145,499
		11/13/12	11/13/12				0	60,447	120,894			$3,415,120	(5)
Douglas S. Aron	AICP			$0	$356,250	$712,500
	RSA	02/20/12	02/21/12							21,816		$750,034
		11/13/12	11/13/12							18,738		$775,004	(5)
	PUA	02/20/12	02/21/12				0	21,816	43,632			$1,048,548
		11/13/12	11/13/12				0	18,738	37,476			$1,058,655	(5)
Matthew P. Clifton(6)	AICP			$487,500	$975,000	$2,632,500
Dave L. Lamp	AICP			$0	$650,000	$1,300,000
	RSA	02/20/12	02/21/12							29,088		$1,000,045
		11/13/12	11/13/12							25,389		$1,050,089	(5)
	PUA	02/20/12	02/21/12				0	29,088	58,176			$1,398,064
		11/13/12	11/13/12				0	25,389	50,778			$1,434,422	(5)
George J. Damiris	AICP(7)			$0	$199,200	$398,400
	RSA	02/20/12	02/21/12							7,272	$ $	250,011 350,030	(5)
		11/13/12	11/13/12							8,463
	PUA	02/20/12	02/21/12				0	7,272	14,544			$349,516
		11/13/12	11/13/12				0	8,463	16,926			$478,141	(5)

(1)	Represents the potential payout for awards granted under our annual incentive cash compensation program. These awards were subject to achieving certain performance targets. The performance targets and target awards are described under “Compensation Discussion and Analysis — Annual Incentive Cash Compensation.” Amounts reported do not include amounts potentially payable with respect to discretionary bonuses payable pursuant to individual performance. Those amounts are shown under the heading “Bonus” in the Summary Compensation Table.

(2)

Represents potential number of performance share units payable under the LTIP or the Omnibus Plan, as applicable, and the amount reported represents equity awards granted with respect to the service periods beginning in 2012 and in 2013. The number of units paid at the end of the performance period may vary from the target amount, based on our achievement of specific performance measures relative to a market benchmark.

Performance targets and target awards are described under “Compensation Discussion and Analysis —Components of Our 2012 Executive Compensation Program — Long-Term Equity Incentive Compensation” for the performance share units granted in February 2012 and under “Compensation Discussion and Analysis — 2013 Executive Compensation Decisions — Long-Term Equity Incentive Compensation” for the performance share units granted in November 2012.

(3)	Represents shares of restricted stock subject to time-based vesting granted under the LTIP or the Omnibus Plan, as applicable, and the amount reported represents equity awards granted with respect to the service periods beginning in 2012 and in 2013. The terms of these grants are described under “Compensation Discussion and Analysis — Components of Our 2012 Executive Compensation Program — Long Term Equity Incentive Compensation” for restricted stock granted in February 2012 and under “Compensation Discussion and Analysis — Components of Our 2013 Executive Compensation Program — Long Term Equity Incentive Compensation” for restricted stock granted in November 2012.

(4)	Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the grant date. The closing price of our common stock on February 21, 2012 was $34.38, and the closing price of our common stock on November 13, 2012 was $41.36. With respect to the performance share units, amounts reflect an aggregate settlement of 139.8% for the performance share units granted in February 2012 and 136.6% for the performance share units granted in November 2012.

(5)	The awards reported on these lines are awards for the 2013 service period and result from our decision to change our grant timing practices, as described in greater detail above under “Compensation Discussion & Analysis — 2013 Executive Compensation Decisions — Long-Term Equity Incentive Compensation.” If the Compensation Committee had not decided to change the time it makes annual grants from February to November of the prior year, these awards would have been granted in 2013 and been reflected as 2013 compensation.

(6)	The amounts reported for Mr. Clifton exclude the stock awards granted by HEP to Mr. Clifton. For additional information on the compensation received by Mr. Clifton from HEP, see HEP’s Annual Report on Form 10 K for the year ended December 31, 2012.

(7)	Reflects the increase in Mr. Damiris’ base salary and annual incentive cash award opportunity that was effective August 20, 2012.

Outstanding Equity Awards at Fiscal Year End

The following table provides the number and value of outstanding performance share unit and restricted stock awards held by our named executive officers as of December 31, 2012, including awards that were granted prior to 2012. The value of these awards was calculated based on a price of $46.55 per share, the closing price of our common stock on December 31, 2012.

As described in greater detail above under “2013 Executive Compensation Decisions — Long-Term Equity Incentive Compensation,” the Compensation Committee decided at its last regular meeting in 2012, for administrative ease and consistency with applicable performance periods, to change the vesting dates of outstanding restricted stock awards and outstanding performance share unit awards, in each case, granted by Holly prior to the merger or by us following the merger. As a result, restricted stock awards and performance share unit awards that would otherwise have vested in January of a specified year, instead vest on December 15 of the preceding year (or the first business day thereafter if the vesting date falls on a Saturday or a Sunday). Because the performance period for each grant of performance share unit awards ends on September 30 of the third year of the performance period, the change in vesting dates does not affect the performance period for such awards.

Under SEC rules, the value of performance share units is based on the number of units payable at the end of the performance period assuming the maximum level of performance is achieved. The number of shares of restricted stock subject to performance based vesting is based on the target level of performance. In this table, awards are abbreviated as “RSA” for restricted stock awards, “PRSA” for restricted stock subject to performance vesting and “PUA” for performance share unit awards.

Name	Award Type	Number of Shares Or Units of Stock That Have Not Vested(1)(2)	Market Value of Shares or Units Of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested
Michael C. Jennings	RSA	208,152	$9,689,476
	PUA(3)(4)			335,976	$15,639,683
Douglas S. Aron	RSA	69,786	$3,248,538
	PUA(3)(4)			106,365	$4,951,291
Matthew P. Clifton(5)	PRSA(6)	9,740	$453,397
	RSA	1,960	$91,238
	PUA(4)			58,436	$2,720,196
David L. Lamp	PRSA(6)	5,402	$251,463
	RSA	46,741	$2,175,794
	PUA(4)			141,366	$6,580,587
George J. Damiris	RSA	19,015	$885,148
	PUA(4)			45,122	$2,100,429

(1)	For Messrs. Jennings and Aron, includes restricted stock granted by Frontier under the Omnibus Plan. In connection with the merger this plan was assumed by us and the Frontier restricted stock was converted, in accordance with the merger exchange ratio, into the right to receive shares of our common stock upon vesting. Includes the following awards:

•

restricted stock granted in February 2010 to Mr. Jennings (63,504) and Mr. Aron (23,862), of which one quarter vested on March 13, 2011, one quarter vested on March 13, 2012 and the remaining one half vested on March 13, 2013;

•

restricted stock granted on March 11, 2011 to Mr. Jennings (59,536) and Mr. Aron (22,371), of which of which one third vested on June 30, 2011, one third vested on June 30, 2012 and the remaining one third vests on June 30, 2013; and

•

restricted stock granted on March 24, 2011 to Mr. Jennings (67,354) and Mr. Aron (20,206), of which one quarter vested on March 13, 2012, one quarter vested on March 13, 2013 and the remaining one half vests on March 13, 2014.

(2)	Includes the following restricted stock awards granted by us:

•	in May 2011 to Mr. Damiris (6,826), of which one third vested on January 1, 2012, one third vested on December 15, 2012 and the remaining one third vests on December 15, 2013;

•

in August 2011 to Mr. Jennings (5,880), Mr. Aron (5,880), Mr. Clifton (5,880), Mr. Lamp (5,880) and Mr. Damiris (10,290), of which one third vested on January 1, 2012, one third vested on December 15, 2012 and the remaining one third vests on December 15, 2013;

•

in February 2012 to Mr. Jennings (65,445), Mr. Aron (21,816), Mr. Lamp (29,088) and Mr. Damiris (7,272), of which one third vested on December 15, 2012, one third vests on December 15, 2013 and the remaining one third vests on December 15, 2014; and

•

in November 2012 to Mr. Jennings (60,447), Mr. Aron (18,738), Mr. Lamp (25,389) and Mr. Damiris (8,463), of which one third vests on December 15, 2013, one third vests on December 15, 2014 and the remaining one third vests on December 15, 2015.

(3)

Represents the number of stock unit shares granted by Frontier in March 2011 under the Omnibus Plan. This plan was assumed by us in the merger and the awards were converted, in accordance with the merger exchange ratio, into the right to receive shares of our common stock. Includes awards granted as follows:

Mr. Jennings (67,354) and Mr. Aron (20,206). The performance period is January 1, 2011 to December 31, 2013. At the end of the performance period, the executive will receive fully vested shares of our common stock based upon the our total stockholder return compared to the total stockholder return of a comparator group comprised of Valero Energy Corporation, Tesoro Corporation, Western Refining, Inc., CVR Energy, Inc. and Alon USA Energy, Inc., in accordance with the following table:

Total Stockholder Return vs. Comparator Group	Award Level	Units Earned as a % of Target

<0.80	< Threshold	0%

0.80	Threshold	75%

1.05	Target	100%

1.30	Maximum	125%

(4)	Includes performance share units awarded as follows:

•

in May 2011 to Mr. Clifton (29,218), Mr. Lamp (16,206) and Mr. Damiris (6,826), with a performance period that ends on September 30, 2013 and a service period that ends on December 15, 2013 (or the first business day thereafter if such date is a Saturday or a Sunday);

•

in February 2012 to Mr. Jennings (65,445), Mr. Aron (21,816), Mr. Lamp (29,088) and Mr. Damiris (7,272), with a performance period that ends on September 30, 2014 and a service period that ends on December 15, 2014 (or the first business day thereafter if such date is a Saturday or a Sunday); and

•

in November 2012 to Mr. Jennings (60,447), Mr. Aron (18,738), Mr. Lamp (25,389) and Mr. Damiris (8,463), with a performance period that ends on September 30, 2015 and a service period that ends on December 15, 2015 (or the first business day thereafter if such date is a Saturday or a Sunday).

For the performance share units awarded in 2010 and 2011, the number of shares of common stock payable is determined by comparing our performance in EPS growth, net profit margin, return on assets and return on investments to a peer group over the performance period. The Compensation Committee determines our percentile ranking against the peer group for the performance measures and multiples the average of the percentile ranking by twice the number of performance share units awarded.

For the performance share units awarded in 2012, the number of shares of common stock payable is determined by comparing our performance in return on capital employed and total shareholder return to a peer group over the performance period. The Compensation Committee determines our performance percentage as compared to its peer group for the performance measures and multiplies the average of the performance percentages by twice the number of performance share units awarded.

(5)	The amounts reported above exclude the stock awards granted by HEP to Mr. Clifton. For additional information on the compensation received by Mr. Clifton from HEP, see HEP’s Annual Report on Form 10 K for the year ended December 31, 2012.

(6)	Includes the number of shares of restricted stock that will vest, assuming the applicable performance standard has been met and the Compensation Committee has certified the same:

•

The restricted stock granted to Mr. Clifton (29,218) and Mr. Lamp (16,206) in May 2011 vests if during the performance period shown in the table below, we achieve net income of $0.25 or more per diluted share, or if we rank at or above the median compared to a peer group in two of the following: EPS growth, net profit margin, return on assets and return on investment and the executive is employed on the employment date. The performance standards applicable to these awards have been satisfied.

Vesting Amount	Performance Period	Employment Date
One Third	Any four consecutive quarters from Jan. 1, 2011 to Dec. 31, 2014	January 1, 2012
One Third	Any four consecutive quarters from Jan. 1, 2011 to Dec. 31, 2014	December 15, 2012
One Third	Any four consecutive quarters from Jan. 1, 2011 to Dec. 31, 2014	December 15, 2013

Dividends with respect to the shares of common stock underlying restricted stock awards subject to performance vesting will be deferred until the applicable award vests, and will be forfeited if such awards do not vest.

Option Exercises and Stock Vested

The following table provides information about the vesting in 2012 of restricted stock and performance share unit awards held by the named executive officers. No options were outstanding in 2012.

As described in greater detail above under “2013 Executive Compensation Decisions — Long-Term Equity Incentive Compensation,” the Compensation Committee decided at its last regular meeting in 2012, for administrative ease and consistency with applicable performance periods, to change the vesting dates of outstanding restricted stock awards and outstanding performance share unit awards, in each case, granted by Holly prior to the merger or by us following the merger. As a result, restricted stock awards and performance share unit awards that would otherwise have vested in January of a specified year, instead vest on December 15 of the preceding year (or the first business day thereafter if the vesting date falls on a Saturday or a Sunday). Because the performance period for each grant of performance share unit awards ends on September 30 of the third year of the performance period, the change in vesting dates does not affect the performance period for such awards.

The value realized from the vesting of restricted stock or performance share unit awards is equal to the closing price of our common stock on the vesting date (or, if the vesting date is not a trading day, on the trading day immediately prior to the vesting date, unless provided otherwise by the applicable award agreement), multiplied by the number of shares acquired on vesting. The value is calculated before payment of any applicable withholding or other income taxes.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized Upon Vesting
Michael C. Jennings	129,809		$4,837,067
Douglas S. Aron	53,652		1,978,995
Matthew P. Clifton	315,848	(1)	11,575,717
David L. Lamp	183,417	(2)	6,833,536
George J. Damiris	78,140	(3)	2,836,352

(1)	Includes:

•

127,542 shares of common stock issued to Mr. Clifton on January 25, 2012 following the Compensation Committee’s certification that the applicable performance standards for the 66,084 performance share units granted to Mr. Clifton in February 2009 had been met (based on a performance percentage of 193%), and

•

106,196 shares of common stock issued to Mr. Clifton on December 17, 2012 (the first business day following December 15) following the Compensation Committee’s certification that the applicable performance standards for the 55,024 performance share units granted to Mr. Clifton in March 2010 had been met (based on a performance percentage of 193%).

Excludes vesting of any stock awards granted by HEP to Mr. Clifton. For additional information on vesting of any stock awards received by Mr. Clifton from HEP, see HEP’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Includes:

•

68,021 shares of common stock issued to Mr. Lamp on January 25, 2012 following the Compensation Committee’s certification that the applicable performance standards for the 35,244 performance share units granted to Mr. Lamp in February 2009 had been met (based on a performance percentage of 193%), and

•

58,888 shares of common stock issued to Mr. Lamp on December 17, 2012 (the first business day following December 15) following the Compensation Committee’s certification that the applicable performance standards for the 30,512 performance share units granted to Mr. Lamp in March 2010 had been met (based on a performance percentage of 193%).

(3)	Includes:

•

26,368 shares of common stock issued to Mr. Damiris on January 25, 2012 following the Compensation Committee’s certification that the applicable performance standards for the 13,662 performance share units granted to Mr. Damiris in February 2009 had been met (based on a performance percentage of 193%), and

•

24,812 shares of common stock issued to Mr. Damiris on December 17, 2012 (the first business day following December 15) following the Compensation Committee’s certification that the applicable performance standards for the 12,856 performance share units granted to Mr. Damiris in March 2010 had been met (based on a performance percentage of 193%).

Pension Benefits

Mr. Clifton and Mr. Lamp participate in the Retirement Plan and the Restoration Plan. Effective January 1, 2007, participation in the Retirement Plan and the Restoration Plan was closed to new, non-union employees. Effective July 1, 2010, participation in the Retirement Plan and Restoration Plan was closed as to all new employees. Effective January 1, 2012, participants in the Retirement Plan and Restoration Plan, who are not subject to a collective bargaining agreement, were no longer accruing additional benefits, and as of May 1, 2012, all participants in these plans ceased accruing additional benefits. We have begun the process necessary to liquidate both the Retirement Plan and the Restoration Plan.

In connection with the cessation of benefit accruals under the Retirement Plan, we adopted a Transition Benefit Plan pursuant to which non-union participants are provided a transition benefit for a period of three years, beginning in 2012. For executive officers, the transition benefit is paid in the form of a transition benefit contribution to the NQDC Plan. For additional information regarding these transition benefit contributions, see the narrative preceding the “Non-Qualified Deferred Compensation” below.

Retirement Plan

The Retirement Plan is a tax-qualified defined benefit retirement plan. The dollar amount of benefits accrued under the Retirement Plan is based upon a participant’s compensation, age and length of service. As of January 1, 2012, participants in the Retirement Plan are no longer accruing additional benefits. Under the Retirement Plan, a participant’s highest average monthly compensation, including base salary or base pay and any quarterly bonuses, during a consecutive 36-month period of employment is the participant’s “Plan Compensation.”

Our Retirement Plan provides for benefits upon normal retirement, early retirement, and late retirement, as well as providing accelerated deferred vested benefits, disability benefits and death benefits. Upon normal retirement following a participant’s attainment of age 65, a participant is entitled to a life annuity with monthly pension payments equal to (a) 1.6% of the participant’s Plan Compensation multiplied by the participant’s total years of credited benefit service, minus (b) 1.5% of the participant’s primary Social Security benefit multiplied by the participant’s total years of credited service (but not to exceed 45% of such Social Security benefits). Accrued benefits under the Retirement Plan were frozen based on pay and service at the close of business on December 31, 2011. In addition, a participant who (x) has attained age 50 and completed at least 10 years of service, or (y) has attained age 55 and completed at least 3 years of service may elect to terminate employment and begin receiving benefits under our Retirement Plan. Instead of the normal form of payment, participants may also elect to receive their accrued benefits in the form of a life annuity with a period certain, a contingent annuity, or a lump sum.

Benefits up to limits set by the Internal Revenue Code are funded by our contributions to the Retirement Plan, with the annual contribution amounts determined on an actuarial basis. In 2012, the Internal Revenue Code limited the annual benefit that could be paid from our Retirement Plan to $200,000 (subject to increases for future years based on price level changes) and limited the compensation that could be taken into account in computing such benefit to $250,000 per year (subject to certain upward adjustments for future years).

Restoration Plan

The Restoration Plan is an unfunded non-qualified plan that provides supplemental retirement benefits to the named executive officers that participate in this plan. As of January 1, 2012, participants in the Restoration Plan are no longer accruing additional benefits. The supplemental retirement benefits are provided so that the total retirement benefits for these executives are maintained at the levels contemplated in our Retirement Plan before application of Internal Revenue Code limitations. Specifically, the amount of benefits payable under our Restoration Plan is equal to a participant’s benefit payable in the form of a life annuity calculated under the Retirement Plan without regard to the Internal Revenue Code limitations less the amount of the Retirement Plan benefit that can be paid under the Retirement Plan after application of Internal Revenue Code limits.

Benefits under our Restoration Plan are generally payable in the same form and at the same time as the participant’s benefits under the Retirement Plan for benefits earned through 2004 (pre-409A benefits), and as a lump sum for benefits earned after 2004 (post-409A benefits).

Because Mr. Clifton is over age 50 and has more than 10 years of service, he was eligible for early retirement as of December 31, 2012. His early retirement benefits, potentially payable beginning January 1, 2013, are estimated to be $6,136 per month payable for his lifetime or $1,110,046 payable as a lump sum from the Retirement Plan and $24,291 per month payable for his lifetime or $4,394,751 payable as a lump sum from the Restoration Plan. A portion of the $24,291 monthly benefit payable to Mr. Clifton under the Restoration Plan is attributable to post-409A benefits and, therefore, will be paid in a lump sum and not as a monthly benefit. Mr. Lamp and was not eligible to commence benefits as of December 31, 2012.

Pension Benefits Table

The table below provides the actuarial present value of accumulated benefits and the number of years of service credited for each named executive officer under the applicable retirement plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Michael C. Jennings	Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—
Douglas S. Aron	Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—
Matthew P. Clifton	Retirement Plan	31.17	$1,016,861	$0
	Retirement Restoration Plan	31.17	4,025,829	0
David L. Lamp	Retirement Plan	8.00	304,945	0
	Retirement Restoration Plan	8.00	438,980	0
George J. Damiris	Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—

(1)	The present value has been calculated based on the age at which the named executive officer may retire without any reduction in benefits and as otherwise consistent with the valuation method and assumptions described in Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Non-Qualified Deferred Compensation

In connection with the merger, we assumed the NQDC Plan, which was previously named to Frontier Deferred Compensation Plan. The NQDC Plan is a non-qualified plan (i.e., not qualified under Section 401 of the Internal Revenue Code). This plan provides eligible employees and non-employee directors with the potential to defer salary and other cash compensation. It also functions as a spill-over plan, allowing key employees to defer tax on income in excess of Internal Revenue Code limits on defined contribution plan contributions. For 2012, the annual deferral contribution limit under the 401(k) Plan was $17,000, and the annual compensation limit was $250,000. Deferral elections made by eligible employees under the NQDC Plan apply to the total amount of eligible earnings the eligible employees choose to contribute to both the 401(k) Plan and the NQDC Plan. Once eligible employees reach the Internal Revenue Code limits on contributions under the 401(k) Plan, contributions automatically begin being contributed to the NQDC Plan. Federal and state income taxes are generally not payable on income deferred under the NQDC Plan until funds are withdrawn. Effective January 1, 2012, eligibility in the NQDC Plan was determined by our Board and generally included our officers and independent directors, officers of our subsidiaries and the independent directors of HLS.

Eligible executives may make salary deferral contributions between 1% and 50% of their eligible earnings. Eligible earnings include base pay, bonuses and overtime, but exclude extraordinary pay such as severance, accrued vacation, equity compensation, and certain other items. Eligible employees who are age 50 or older are required to make catch-up contributions to the 401(k) Plan before any contributions are made to the NQDC Plan. For 2012, the catch-up contribution limit was $5,500. Deferral elections are irrevocable for an entire plan year and must be made prior to December 31 immediately preceding the plan year. Elections will carry over to the next plan year unless changed or otherwise revoked.

Participants in the NQDC Plan are eligible to receive a matching contribution with respect to their elective deferrals made up to 6% of the participant’s eligible earnings for the plan year in excess of the limits under Section 401(k) of the Internal Revenue Code. These matching contributions are 100% vested at all times. In addition, participants are eligible for a retirement contribution ranging from 3% to 8% of the participant’s eligible earnings for the plan year in excess of the limits under Section 401(k) of the Internal Revenue Code, based on years of service, as follows:

Years of Services	Retirement Contribution (as percentage of eligible compensation)
Less than 5 years	3%
5 to 10 years	4%
10 to 15 years	5.25%
15 to 20 years	6.5%
20 years and over	8%

The NQDC Plan retirement contributions are subject to a three-year cliff vesting period, and will become 100% vested in the event of the participant’s death or a change in control. In order to receive a retirement contribution, an eligible employee must be an active participant in the NQDC Plan on the last day of the calendar year (subject to certain exceptions for death, disability or retirement). Participants may also receive nonqualified nonelective contributions under the NQDC Plan, which contributions may be subject to a vesting schedule determined at the time the contributions are made.

Participants in the Retirement Plan whose benefit accruals ceased as of December 31, 2011 are also eligible to receive a transition benefit contribution under the NQDC Plan for plan years 2012, 2013 and 2014. The amount of the transition benefit contribution for each year is equal to the participant’s eligible compensation (determined in accordance with the Transition Benefit Plan) as of December 31 of that year, multiplied by a transition benefit percentage determined based on the participant’s eligible years of service as of January 1, 2012 (in the case of salaried employees) in accordance with the following table:

Years of Services	Transition Benefit (as percentage of eligible compensation)
Less than 5 years	10%
5 to 15 years	20%
15 to 20 years	25%
20 years and over	35%

The participant must be employed on the last day of the year (subject to certain exceptions for death or disability) in order to earn a transition benefit contribution for that year. Transition benefit contributions are 100% vested immediately. Eligible compensation used to calculate the transition benefit contribution is subject to applicable Internal Revenue Code limits ($250,000 in 2012), except that if an employee participated in the Restoration Plan, all of his or her eligible compensation will be taken into consideration in determining the transition benefit contribution.

Participating employees have full discretion over how their contributions to the NQDC Plan are invested among the offered investment options, and earnings on amounts contributed to the NQDC Plan are calculated in the same manner and at the same rate as earnings on actual investments. We do not subsidize directly or indirectly a participant’s earnings under the NQDC Plan. During 2012, the investment options offered under the NQDC Plan were the same as the investment options available to participants in the tax-qualified 401(k) Plan, except that the tax-qualified 401(k) Plan offers the Principal Stable Value fund and the NQDC Plan instead offers the Principal Money Market fund. Earnings for 2012 with respect to deferred compensation plan amounts invested in the Principal Money Market Fund did not exceed 120% of the applicable long-term federal rate (2.63%) and, as a result, no above market or preferential earnings were paid under the NQDC Plan for 2012. The following table lists the investment options for the NQDC Plan in 2012 with the annual rate of return for each fund:

Investment Funds	Rate of Return
Allianz NFJ Small Cap Value I Fund	10.79%
Buffalo Small Cap Fund	19.93%
Columbia Acorn International Z Fund	21.60%
Columbia Acorn Z Fund	17.93%
Fidelity Contrafund Fund	16.26%
Fidelity Low-Priced Stock Fund	18.50%
Harbor Capital Appreciation Instl Fund	15.69%
LargeCap S&P 500 Index Instl Fund	15.73%
MidCap S&P 400 Index Instl Fund	17.65%
Money Market Instl Fund	0%
Perkins Mid Cap Value T Fund	10.32%
PIMCO Total Return Instl Fund	10.36%
PIMCO All Asset All Authority Instl Fund	17.66%
RS Emerging Markets A Fund	13.26%
SmallCap S&P 600 Index Instl Fund	16.10%
T. Rowe Price Retirement Income Fund	10.05%
T. Rowe Price Retirement 2005 Fund	11.35%
T. Rowe Price Retirement 2010 Fund	12.44%
T. Rowe Price Retirement 2015 Fund	13.81%
T. Rowe Price Retirement 2020 Fund	15.01%
T. Rowe Price Retirement 2025 Fund	16.00%
T. Rowe Price Retirement 2030 Fund	16.82%
T. Rowe Price Retirement 2035 Fund	17.35%
T. Rowe Price Retirement 2040 Fund	17.55%
T. Rowe Price Retirement 2045 Fund	17.62%
T. Rowe Price Retirement 2050 Fund	17.55%
T. Rowe Price Retirement 2055 Fund	17.60%
Thornburg International Value R5 Fund	15.74%
Vanguard Equity-Income Adm. Fund	13.58%
Vanguard Total Bond Market Index Signal Fund	4.15%
Vanguard Total International Stock Index Signal Fund	18.21%

Benefits under the NQDC Plan may be distributed upon the earliest to occur of a separation from service (subject to a six month payment delay for certain specified employees under Section 409A of the Internal Revenue Code), the participant’s death, a change in control or a specified date selected by the participant in accordance with the terms of the NQDC Plan. Benefits are distributed from the NQDC Plan in the form of a lump sum payment or, in certain circumstances if elected by the participant, in the form of annual installments for up to a five year period.

Non-Qualified Deferred Compensation Table

The following table provides information regarding contributions to, and the year-end balances of, the NQDC Plan for the named executive officers in 2012.

Name	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2012(3)
Michael C. Jennings	$214,275	$447,031	$27,679	—	$803,232
Douglas S. Aron	62,919	161,673	10,533	—	315,632
Matthew P. Clifton	477,875	2,815,046	12,531	—	3,305,452
David L. Lamp	104,280	847,281	5,519	—	957,080
George J. Damiris	49,502	109,756	1,109	—	160,367

(1)	The amounts reported were deferred at the election of the named executive officers and are also included in the amounts reported in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2012.

(2)	These amounts are included in the Summary Compensation Table in 2012 in the “All Other Compensation” column for the named executive officers.

(3)	The aggregate balance for each named executive officer reflects the cumulative value, as of December 31, 2012, of the executive and company-provided contributions to the NQDC Plan to the named executive officer’s account, and any earnings on these amounts, since the named executive officer began participating in the NQDC Plan. Amounts reported by Messrs. Jennings and Aron in the NQDC Plan prior to the effective time of the merger with Frontier were distributed to them at the effective time of the merger, and Messrs. Jennings and Aron began accumulating new balances in the NQDC Plan in 2011 following the effective time of the merger. The other named executive officers began participating in the NQDC Plan in 2012. We previously reported executive and company contributions for Messrs. Jennings and Aron in the Summary Compensation Table with respect to the 2011 fiscal year in the following aggregate amounts: (i) Mr. Jennings — $72,000, and (ii) Mr. Aron — $35,550.

Potential Payments Upon Termination or Change in Control

We have agreements with our executive officers and maintain various benefit plans that provide for severance compensation or accelerated vesting in the event of certain terminations of employment, including in connection with a change in control. Some of these agreements and plans were assumed by us in connection with the merger of Frontier and Holly. These agreements and plans are summarized below.

Holly Change in Control Severance Agreements

Holly entered into change in control severance agreements with Messrs. Clifton, Lamp and Damiris in May 2007. The initial term of these agreements expired on May 15, 2010, but was automatically extended for an additional year on that date and will continue to be automatically extended for successive one year periods unless a cancellation notice is given by us 60 days prior to the applicable expiration date. In connection with Mr. Clifton’s retirement on January 1, 2013, his change in control severance agreement with us terminated pursuant to its terms.

Under these change in control agreements, an executive is not entitled to receive payments or other benefits under the agreement unless there is a change in control and the executive’s employment is either terminated by us without cause or the officer leaves for good reason, in either case within two years of the change in control. If the officer is entitled to payments under the change in control agreement, he or she will receive:

•

an amount equal to a multiple (the “severance multiplier”) of (a) the greater of the officer’s base salary on the date of termination or the date immediately prior to the change in control, plus (b) the officer’s annual bonus amount, calculated as the average annual bonus paid to the officer for the prior three years. The severance multiplier is 3.0 for Mr. Clifton and 2.0 for Messrs. Lamp and Damiris;

•	a cash payment equal to unpaid base salary and expenses and accrued vacation pay; and

•	continued participation by the officer and his or her dependents in our medical and dental benefit plans for the number of years equal to the officer’s severance multiplier.

Under the change in control agreements, a “change in control” occurs if:

•	a person or group of persons becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding securities or more than 50% of our outstanding common stock;

•	a majority of our Board is replaced during a 12-month period by directors who were not endorsed by a majority of the previous board members;

•

the consummation of a merger, consolidation or recapitalization of us or one of our subsidiaries resulting in our stockholders prior to the merger owing less than 50% of the voting power of the new merged company or a recapitalization where no one owns more than 50% of the voting power; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Under the change in control agreements, “cause” is defined as:

•	the engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential; or

•	the conviction of a felony.

Under the change in control agreements, “good reason” is defined as, without the consent of the executive:

•	a material reduction in the executive’s (or his supervisor’s) authority, duties or responsibilities;

•	a material reduction in the executive’s base compensation; or

•

the relocation of the executive to an office or location more than 50 miles from the location at which the executive normally performed the executive’s services, except for travel reasonably required in the performance of the executive’s responsibilities.

The executive must provide notice to us of the alleged good reason event within 90 days of its occurrence and we have 30 days to cure.

Obligations of the Officer.    Payments and benefits under the change in control agreements are conditioned on the execution of a general release of claims by the former officer in favor of us and our related entities and agents. In addition, the change in control agreements contain confidentiality provisions pursuant to which each executive agrees not to disclose or otherwise use our confidential information during his or her employment with us and thereafter. Violation of the confidentiality provisions entitles us to complete relief, including injunctive relief and may result in the executive being terminated for cause.

Tax Reimbursement.    If amounts payable to an executive under the change in control agreement (together with any other amounts that are payable by us as a result of a change in ownership or control) exceed the amount allowed under 280G of the Internal Revenue Code for such executive by 10% or more, we will pay the executive an amount necessary to allow the executive to retain a net amount equal to the total present value of the payments on the date they are to be paid. Conversely, if the payments exceed the 280G limit by less than 10%, the payments will be reduced to the level at which no excise tax applies. In connection with Mr. Clifton’s retirement on January 1, 2013, his change in control agreement with us terminated pursuant to its terms. In March 2013, Mr. Lamp and Mr. Damiris each entered into an amendment to his change in control agreement pursuant to which each agreed to waive the tax reimbursement provision in his change in control agreement. As a result, currently, none of the change in control agreements we have with our named executive officers contain any tax reimbursement provisions in the event a named executive officer receives potential parachute payments under Section 280G of the Internal Revenue Code.

HollyFrontier Change in Control Agreements

On February 21, 2012, our Board adopted a new form of change in control agreement for our current executives who were former Frontier executives. Upon entering into the new change in control agreement, the change in control severance agreements and the executive severance agreements that we assumed in connection with the merger were automatically terminated. Messrs. Jennings and Aron entered into these change in control agreements with us effective February 21, 2012.

The term of these change in control agreements is generally three years from the date the change in control agreement is entered into, but the term of the agreement will be automatically extended for an additional two year period beginning on the second anniversary of the date of the change in control agreement and any anniversary thereafter, unless a cancellation notice is given by us 60 days prior to the applicable expiration date.

Under the change in control agreement, an executive is not entitled to receive payments or other benefits under the agreement unless there is a change in control and the executive’s employment is either terminated by us without cause, the officer leaves for good reason or is terminated as a condition of the transaction constituting the change in control, in either case during the six months preceding the change in control or within two years of the change in control. If the officer is entitled to payments under the change in control agreement, he or she will receive:

•

an amount equal to a multiple (the “severance multiplier”) of (a) the greater of the officer’s base salary on the date of termination or the date immediately prior to the change in control, plus (b) the officer’s annual bonus amount, calculated as the average annual bonus paid to the officer for the prior three years. The severance multiplier is 3.0 for Mr. Jennings and 2.0 for Mr. Aron;

•	a cash payment equal to unpaid base salary and expenses and accrued vacation pay;

•

continued participation by the officer and his or her dependents in our medical and dental benefit plans for a period of one year following the later of the date of termination of the date of the change in control; and

•

unless the applicable award agreement provides otherwise, all outstanding equity-based compensation awards shall become immediately vested (at target level, with respect to performance based awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, and, with respect to awards that are intended to qualify as “performance-based compensation,” such awards shall remain outstanding until the end of the applicable performance period and shall be payable based on actual achievement of the performance measures as if the officer had remained continuously employed).

Under the change in control agreements, a “change in control” occurs if:

•	a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of our then outstanding securities or more than 40% of our outstanding common stock;

•	a majority of our Board is replaced during a 12-month period by directors who were not endorsed by a majority of the previous board members;

•

the consummation of a merger, consolidation or recapitalization of us or one of our subsidiaries resulting in our stockholders prior to the merger owing less than 60% of the voting power of the new merged company or a recapitalization where no one owns more than 60% of the voting power; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

The merger was a change in control for purposes of these agreements.

Under the change in control agreements, “cause” has the same meaning as in the change in control agreements with Messrs. Clifton, Lamp and Damiris.

Under the change-in-control agreements, “good reason” is defined as, without the consent of the executive:

•	a material reduction in the executive’s (or his supervisor’s) authority, duties or responsibilities;

•	a material diminution in the budget or other spending over with the executive has authority;

•	a material reduction in the executive’s base compensation;

•	if applicable, a failure of the executive to be re-elected or appointed as an officer or to the board of directors;

•

the relocation of the executive to an office or location more than 50 miles from the location at which the executive normally performed the executive’s services, except for travel reasonably required in the performance of the executive’s responsibilities; or

•	a material breach of the terms of the change in control agreement.

The executive must provide notice to us of the alleged good reason event within 90 days of its occurrence and we have 30 days to cure.

Obligations of the Officer.    Payments and benefits under the change in control agreements are conditioned on the execution of a general release of claims by the former officer in favor of us and our related entities and agents. In addition, the change in control agreements contain confidentiality provisions pursuant to which each executive agrees not to disclose or otherwise use our confidential information during his or her employment with us and thereafter, as well as non-disparagement and non-solicitation covenants. Violation of these provisions entitles us to complete relief, including injunctive relief and may result in the executive being terminated for cause.

Tax Reimbursement.    These change in control agreements we entered into with Mr. Jennings and Mr. Aron initially included a tax reimbursement provision similar to the tax reimbursement provision previously included in the change in control agreements with Messrs. Clifton, Lamp and Damiris. In May 2012, Mr. Jennings and Mr. Aron each entered into an amendment to their change in control agreement pursuant to which each agreed to waive the tax reimbursement provision.

HollyFrontier Long-Term Equity Incentive Awards

Special Involuntary Termination.    The outstanding long-term equity incentive awards granted by us under the LTIP and the Omnibus Plan, as applicable, vest upon a “special involuntary termination,” which means that, within 60 days prior to or at any time after the change in control:

•	the executive is terminated by us, other than for cause; or

•	the executive resigns within 90 days after an adverse change has occurred.

Under the long-term equity incentive award agreements, a “change in control” occurs if:

•	a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of our then outstanding securities;

•	a majority of the members of our Board is replaced by directors who were not endorsed by two-thirds of our prior board members;

•

the consummation of a merger or consolidation of us or any of our subsidiaries other than (a) a merger or consolidation resulting in our voting securities outstanding immediately prior to the transaction continuing to represent at least 60% of the combined voting power of our voting securities or the voting securities of the surviving entity outstanding immediately after the transaction, or (b) a merger or consolidation effected to implement a recapitalization of us in which no person or group becomes the beneficial owner of our securities representing more than 40% of the combined voting power of our then outstanding securities; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Under the long-term equity incentive award agreements, “cause” is defined as:

•	an act of dishonesty constituting a felony or serious misdemeanor and resulting (or intended to result) in personal gain or enrichment to the recipient at our expense;

•	gross or willful and wanton negligence in the performance of the recipient’s material duties; or

•	conviction of a felony involving moral turpitude.

Under the long-term equity incentive award agreements, an “adverse change” means, without the consent of the recipient:

•	a material change in the geographic location at which the recipient is required to work regularly;

•

a substantial increase in travel requirements of employment (this was not included in the definition for purposes of the performance share unit awards granted prior to 2012 or for purposes of the restricted stock awards subject to performance vesting);

•	a material reduction in the duties performed by the recipient; or

•	a material reduction in the recipient’s base compensation (other than bonuses and other forms of discretionary compensation, or a general reduction applicable generally to executives).

Performance Share Units upon Termination.    In the event of a voluntary separation or termination for cause, the recipient will forfeit any outstanding performance share units.

In the event of death, disability or termination by us other than for cause, the recipient becomes vested in a number of performance share units equal to the percentage of time the recipient was employed during the vesting period multiplied by the number of performance share units otherwise earned at the end of the applicable performance period. If the recipient dies or is disabled, the Compensation Committee, in its sole discretion, may determine the performance percentage in an amount up to 200%.

In the event of a special involuntary termination before the end of the performance period, the recipient remains eligible to receive normal payment of the performance share units at the normal vesting date based upon our actual achievement of the performance measure.

Restricted Stock upon Termination (time-based vesting).    In the event of a voluntary separation or termination for cause, the recipient will forfeit the unvested portion of the restricted stock award.

In the event of death, disability or retirement after attaining age 62 (or earlier upon approval of the Compensation Committee), the recipient becomes vested in a number of shares of restricted stock equal to the percentage of time the recipient was employed during the vesting period multiplied by the total number of shares of restricted stock the recipient was awarded. The Compensation Committee may decide to vest all of the shares of restricted stock. Restricted stock awards with time-based vesting granted in 2012 and 2013 do not include accelerated vesting provisions in the case of retirement.

In the event of a special involuntary termination before the full vesting of restricted stock awards, all restrictions lapse and the shares become fully vested and delivered to the recipient as soon as practicable thereafter.

Restricted Stock upon Termination (performance-based vesting).    In the event of death or disability, the recipient receives shares of restricted stock equal to the percentage of time the recipient was employed during the vesting period multiplied by the total number of shares of restricted stock the recipient was awarded. The Compensation Committee may decide to vest all of the shares of restricted stock.

In the event of termination for any other reason (other than a special involuntary termination) before the full vesting of the restricted stock award, the recipient remains eligible to vest in any shares of restricted stock with respect to which the continuous employment requirement has been satisfied. The recipient also remains eligible to vest in a number of shares of restricted stock equal to the percentage of time the employee was employed during the year of termination multiplied by one third the number of shares of restricted stock grant to the recipient. These awards will only vest if we achieve the performance measure during the performance period. The shares of restricted stock not eligible to vest are forfeited.

In the event of a special involuntary termination before the full vesting of the restricted stock award, the recipient remains eligible to vest in all remaining shares of restricted stock. The restricted stock only vests if we achieve the performance measure during the performance period. Any shares of restricted stock that remain eligible to vest as of the recipient’s termination of employment, but have not vested by the end of the performance period are forfeited.

Effect of the Merger on Equity Awards.    The merger was a change in control for purposes of awards granted under the LTIP prior to 2012.

Messrs. Clifton and Lamp entered into Waiver Agreements with the Company. Under these agreements, Messrs. Clifton and Lamp agreed that the change in title and the associated changes in the executive’s employment authority, duties or responsibilities following the merger did not constitute a material reduction or other change in the executive’s authority, duties or responsibilities that would result in the accelerated vesting of awards under the LTIP.

However, each of Messrs. Clifton and Lamp could still incur an adverse change in the event of any material reduction in salary, benefits, bonus targets and/or long-term incentive grants that does not apply generally to executives of the Company and its subsidiaries (and as a result a special involuntary termination accelerating vesting as discussed above).

Certain awards of restricted stock and stock units issued by Frontier and held by Messrs. Jennings and Aron were assumed by us in connection with the merger. The assumed Frontier restricted stock awards and assumed Frontier stock units held by Mr. Jennings and Mr. Aron were, in connection with the merger, converted into the right to receive shares of our common stock upon vesting. These awards remained subject to the terms of the governing award agreements entered into with Frontier, subject to certain modifications. In the event of a termination due to death, disability or retirement, the applicable restricted stock agreements provide that these restricted shares will become 100% vested. The stock unit award agreements provide that, upon a termination of employment due to retirement, a pro rata number of the stock units that become earned will be converted into the right to receive fully vested shares. In addition, the merger was a change in control for purposes of Frontier restricted stock awards and Frontier restricted stock unit awards granted in March 2011 and assumed by us. In the event Mr. Jennings or Mr. Aron is terminated without cause or for good reason, (a) prior to the vesting of the restricted stock awards, such awards will become fully vested on the date of termination, and (b) during the performance period or before the issuance of the earned shares on the restricted stock unit awards, such awards will be automatically settled at the target level on the date of termination.

Holly Retirement Restoration Plan

The Restoration Plan provides benefits to participants in the event of a change in control. Under the Restoration Plan, each participant’s benefits are paid, in the form of an annuity contract and a cash payment, immediately upon a change in control, where the stockholders before the transaction own, after the transaction, less than 40% of our effective voting power. The annuity contract is in an amount equal to the benefits otherwise due the recipient under the Restoration Plan reduced by the amount of the cash payment. Although we typically believe that double-trigger arrangements more effectively advance the interests of our stockholders in the face of potential “change in control” transactions, we have elected to maintain the historical single-trigger terms of the Restoration Plan with respect to these retirement benefits held by our long-time executives. Further, in light of the double-trigger arrangements in our other severance agreements, we believe our executive officers are adequately incentivized to remain employed by us (or our successor) following a corporate transaction, unless and until they are terminated without “cause” or due to a constructive termination. The Restoration Plan is the only arrangement in our current compensation program that provides single-trigger benefits. Only Messrs. Clifton and Lamp are participants in the Restoration Plan.

Potential Payments under Change in Control Agreements and Long-Term Incentive Awards

The following tables summarize the compensation and other benefits that would have become payable to each named executive officer assuming his or her employment terminated on December 31, 2012, given the named executive officer’s base salary as of that date, and, if applicable, the closing price of our common stock on December 31, 2012, which was $46.55. In addition, the following tables summarize the compensation that would become payable to the named executive officers assuming that a change in control occurred on December 31, 2012.

In reviewing these tables, please note the following:

•

The amounts shown for Restoration Plan Annuity Contract are equal to benefits otherwise due to the recipient under the Restoration Plan, reduced by the amount of the Restoration Plan cash payment. The amounts shown for Restoration Plan Cash Payment include the reasonable estimate of the federal income tax liability resulting from the annuity contract and the cash payment. The estimated federal income tax liability was calculated using the highest 2012 marginal federal income tax rate of 35%.

•

The vesting of outstanding equity awards varies based on whether the named executive officer is eligible for retirement. None of the named executive officers had attained the required retirement age as of December 31, 2012. The restricted stock awards held by the named executive officers that vest solely upon the continued performance of services over time provide that the Compensation Committee may approve retirement prior to a named executive officer attaining the required retirement age. For purposes of this table, we have assumed such approval would not have been given, and therefore, we have not reported any amounts in connection with vesting of such awards in connection with retirement.

•

The row entitled “Performance Units” reports amounts payable with respect to outstanding stock units issued by Frontier prior to the merger and outstanding performance share unit awards issued by us. For amounts payable to the named executive officers with respect to performance share unit awards, other than amounts payable with respect to stock units issued by Frontier to Messrs. Jennings and Aron prior to the merger, we assumed the performance share units would settle at 200% based on performance through December 31, 2012. For amounts payable to Messrs. Jennings and Aron with respect to stock units issued by Frontier prior to the merger, we assumed the stock units would settle at 125% based on performance through December 31, 2012. The number of units paid at the end of the performance period may vary from the amounts reflected in the following tables, based on our actual achievement compared to the performance targets. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Performance Share Units,” Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Assumption of Equity Awards in Merger,” “Executive Compensation — Grants of Plan-Based Awards” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year End.”

•

For Messrs. Clifton and Lamp, the amounts shown in the row entitled “Restricted Stock” include shares of restricted stock subject to performance vesting, for which we assumed a payout percentage of 100% based on performance through December 31, 2012. The number of shares of restricted stock that will vest at the end of the performance period may vary from the amounts reflected in the following tables, based on our actual achievement compared to the performance targets. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Restricted Stock Subject to Performance Vesting” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year End.”

•

For the amounts shown in the row entitled “Restricted Stock” under the column entitled “Death or Disability”, we have reflected no accelerated vesting for awards made by us because, in such circumstances, accelerated vesting is pro rata based on the length of employment during the vesting period and the executive officers would have no additional vesting beyond the December 15, 2012 vesting date. For restricted stock awards granted by Frontier, we have assumed that the provisions of the 2011 Frontier restricted stock award agreements, which provide for 100% vesting upon a termination due to death or disability, would apply.

•

As noted in the disclosures above, the merger constituted a change in control with respect to certain awards granted by us prior to the merger and certain awards granted by Frontier prior to the merger and assumed by us in connection with the merger. If the employment of an executive officer is terminated by us without cause or by the executive for good reason or due to an adverse change, as applicable, prior to full vesting and/or settlement of those awards, the executive officer would be entitled to accelerated vesting of the awards as described above. The column entitled “Change in Control and Involuntary Termination Without Cause or Voluntary Departure for Good Reason or a Special Involuntary Termination” reflects all awards that would accelerate in such circumstances; however, for purposes of the table, we have not separately identified the awards granted prior to the merger that are eligible for accelerated vesting upon qualifying termination events due to the occurrence of the merger. The column entitled “Without Cause” reflects only those awards that, expressly by their terms, vest upon a termination without cause.

•

The amounts shown in the row entitled “Medical and Dental Benefits” represent amounts equal to the monthly premium payable pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for medical and dental premiums, multiplied by (i) 36 months for Mr. Clifton, (ii) 24 months for Messrs. Lamp and Damiris and (iii) 12 months for Messrs. Jennings and Aron.

•

In connection with determining whether any tax reimbursements were owed to our executive officers, we used the following assumptions: (a) the excise tax rate under Section 4999 of the Internal Revenue Code is 20%, the federal income tax rate is 35%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and there are no state or local income taxes, (b) no amounts will be discounted as attributable to reasonable compensation, (c) all cash severance payments (but not pro-rata bonus payments) are contingent upon a change of control, (d) the presumption required under applicable regulations that equity awards granted in 2012 were contingent upon a change in control could be rebutted, and (e) the maximum value performance share unit awards (determined under the respective award) would constitute a parachute payment.

Benefits and Payments	Change in Control Only	Change in Control and Involuntary Termination Without Cause or Voluntary Departure for Good Reason or a Special Involuntary Termination	Without Cause	Death or Disability
Michael C. Jennings
Cash Severance	—	$7,313,077	—	—
Retirement Restoration Plan Annuity Contract	—	—	—	—
Retirement Restoration Plan Cash Payment	—	—	—	—
Performance Units	—	$15,639,683	$2,030,976	$2,030,976
Restricted Stock	—	$9,689,476	—	$4,753,352
Medical and Dental Benefits	—	$20,334	—	—
Tax Reimbursement	—	—	—	—

Total	—	$32,662,570	$2,030,976	$6,784,328

Douglas S. Aron
Cash Severance	—	$2,098,988	—	—
Retirement Restoration Plan Annuity Contract	—	—	—	—
Retirement Restoration Plan Cash Payment	—	—	—	—
Performance Units	—	$4,951,291	$677,023	$677,023
Restricted Stock	—	$3,248,538	—	$1,607,953
Medical and Dental Benefits	—	$20,799	—	—
Tax Reimbursement	—	—	—	—

Total	—	$10,319,616	$677,023	$2,284,976

Matthew P. Clifton
Cash Severance	—	$9,511,500	—	—
Retirement Restoration Plan Annuity Contract	$2,616,789	$2,616,789	—	—
Retirement Restoration Plan Cash Payment	$1,409,040	$1,409,040	—	—
Performance Units	—	$2,720,196	$1,813,463	$1,813,463
Restricted Stock	—	$544,635	—	—
Medical and Dental Benefits	—	$62,397	—	—
Tax Reimbursement	—	—	—	—

Total	$4,025,829	$16,864,557	$1,813,463	$1,813,463

David L. Lamp
Cash Severance	—	$3,140,000	—	—
Retirement Restoration Plan Annuity Contract	$285,337	$285,337	—	—
Retirement Restoration Plan Cash Payment	$153,643	$153,643	—	—
Performance Units	—	$6,580,587	$1,908,550	$1,908,550
Restricted Stock	—	$2,427,257	—	—
Medical and Dental Benefits	—	$41,598	—	—
Tax Reimbursement	—	—	—	—

Total	$438,980	$12,628,422	$1,908,550	$1,908,550

George J. Damiris
Cash Severance	—	$1,591,923	—	—
Retirement Restoration Plan Annuity Contract	—	—	—	—
Retirement Restoration Plan Cash Payment	—	—	—	—
Performance Units	—	$2,100,429	$649,341	$649,341
Restricted Stock	—	$885,148	—	—
Medical and Dental Benefits	—	$40,668	—	—
Tax Reimbursement	—	$795,782	—	—

Total	—	$5,413,950	$649,341	$649,341

In connection with Mr. Clifton’s retirement on January 1, 2013, his change in control severance agreement with us terminated pursuant to its terms. In March 2013, Mr. Lamp and Mr. Damiris each entered into an amendment to his change in control agreement pursuant to which each agreed to waive the tax reimbursement provision in his change in control agreement. If this amendment had been in place as of December 31, 2012, it would have had no impact on the amounts reported above for Mr. Lamp; however, the amendment would have resulted in a change to the amounts reported above for Mr. Damiris. Specifically, if the amendment had been in place as of December 31, 2012, Mr. Damiris would not have been eligible to receive the $795,782 tax reimbursement payment reported above, and the total amount received by him upon an involuntary termination without cause or for good reason, in each case, in connection with a change in control, would be $4,618,168.

Compensation Practices and Risk Management

Certain members of our management are responsible for annually reviewing the relationship between our risk assessment guidelines and our compensation programs. In addition, certain members of our management and the Compensation Committee annually review the features and characteristics of our compensation programs, including particular areas that could encourage employees to take excessive risk or focus on short-term results at the expense of long-term value creation, to confirm that our compensation programs do not encourage excessive and unnecessary risk taking. As a part of this review, the Compensation Committee and certain members of management review salaries, cash incentive bonus awards, including the targets established for the cash incentive bonus awards, and long-term equity incentive awards, including the performance measures used for a portion of the long-term equity incentive awards, at all levels of the Company.

Although the majority of the compensation provided to the named executive officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. In addition, we explicitly include Company safety and environmental performance in determining potential payouts under our annual cash incentive plan for our senior executives.

While annual cash-based incentive bonus awards play an appropriate role in the executive compensation program, the Compensation Committee believes that payment should be determined based on an evaluation of our performance on a variety of measures, including our performance compared to our industry peers. The Compensation Committee believes using multiple measures mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. In addition, performance goals reflect our past performance and market conditions affecting our industry.

An appropriate part of total compensation is fixed for the named executive officers, while another portion is variable and linked to performance. A portion of the variable compensation we provide is comprised of long-term incentives. A portion of the long-term incentives we provide is in the form of restricted stock subject to time-based vesting conditions, which retains value even in a depressed market, so executives are less likely to take unreasonable risks. With respect to our performance share unit awards, assuming achievement of at least a minimum level of performance, payouts result in some compensation at levels below full target achievement, in lieu of an “all or nothing” approach.

As discussed above, while a portion of our potential annual compensation is incentive based, we have also instituted policies and programs designed to discourage unnecessary risk-taking, which is not in our long-term interests. For example, our stock ownership policy requires our executives to hold certain levels of stock (in addition to any unsettled performance based equity awards), which aligns our executives’ interests with those of our long-term stockholders.

Based on the foregoing and our annual review of our compensation programs, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our stockholders.

STOCK OWNERSHIP

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of March 14, 2013 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each known beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 203,486,749 shares of common stock outstanding as of March 14, 2013. Each of our directors and executive officers owns less than 1.0% of the Company’s common stock.

Beneficial ownership of the Company’s common stock is determined in accordance with SEC rules and regulations and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares
Matthew P. Clifton(1)(2)	453,588
Michael C. Jennings(2)	301,349
David L. Lamp(1)(2)	188,762
Douglas Y. Bech(3)	140,724
Douglas S. Aron(2)	134,804
Robert G. McKenzie(3)(4)	62,364
James H. Lee(3)	52,962
George J. Damiris(2)	41,038
Michael E. Rose(3)	35,148
Leldon E. Echols(3)	32,568
Buford P. Berry(3)	30,450
Franklin Myers(3)	27,250
Tommy A. Valenta(3)	22,708
Robert J. Kostelnik(3)	16,180
R. Kevin Hardage(3)	13,662
All directors and executive officers as a group (16 persons)(5)	1,185,115

(1)	The number reported includes shares of our common stock held in the Company’s 401(k) Plan, a tax-qualified contribution plan, for employees as follows: Mr. Clifton (90,404.89 shares) and Mr. Lamp (25.49 shares).

(2)	The number reported includes shares of restricted stock for which the executive officer has sole voting power but no dispositive power, as follows: Mr. Clifton (11,700 shares), Mr. Jennings (159,559 shares), Mr. Aron (52,802 shares), Mr. Lamp (52,143 shares) and Mr. Damiris (19,017 shares). The number does not include unvested performance share units.

(3)	The number reported includes 2,950 shares of common stock to be issued to the non-employee director upon settlement of restricted stock units, which may vest and be settled within 60 days of March 14, 2013 under certain circumstances. Until settled, the non-employee director has no voting or dispositive power over the restricted stock units.

(4)	The number reported includes 2,200 shares held by Mr. McKenzie as custodian for his grandchildren in accounts under the Uniform Transfer to Minors Act and 1,700 shares held in an individual retirement account that was inherited by Mr. McKenzie’s sister over which Mr. McKenzie has joint investment authority. Mr. McKenzie disclaims beneficial ownership of these shares.

(5)	The Company’s directors and executive officers, as a group, own 0.58% of the Company’s common stock. The number reported includes 3,900 shares as to which Mr. McKenzie disclaims beneficial ownership. The number reported also includes 313,623 shares of unvested restricted stock held by executive officers for which they have sole voting power, but no dispositive power, and 29,500 shares of common stock to be issued to non-employee directors upon settlement of restricted stock units, which may vest and be settled within 60 days of March 14, 2013 under certain circumstances. Until settled, the non-employee directors have no voting or dispositive power over the restricted stock units.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all entities and other persons known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The number of shares of common stock reported as beneficially owned by each of the entities identified below is included in reliance on reports filed with the SEC by these entities.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
BlackRock, Inc.(1)	14,709,944	7.23%
TCTC Holdings, LLC(2)	14,301,098	7.03%
FMR LLC(3)	13,610,452	6.69%

(1)	According to a Schedule 13G/A filed on February 8, 2013 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting and dispositive power with respect to 14,709,944 shares. The address for Blackrock is 40 East 52nd Street, New York, New York 10022.

(2)	According to a Schedule 13D/A filed on September 6, 2011 by TCTC Holdings, LLC (“TCTC”) and its two wholly-owned subsidiaries Turtle Creek Trust Company (“Trust Company”) and Trust Creek Management, LLC (“Management”), (a) TCTC may be deemed to beneficially own 14,301,098 shares and has sole voting power with respect to 13,644,898 shares and sole dispositive power with respect to 14,301,098 shares, (b) Trust Company may be deemed to beneficially own and has sole voting and dispositive power with respect to 13,644,898 shares, and (c) Management may be deemed to beneficially own and has sole dispositive power, but no voting power, with respect to 656,200 shares. Mr. McKenzie is a member of the board of directors of Trust Company and Mr. Hardage is the Chief Executive Officer of Trust Company. Messrs. McKenzie and Hardage are not deemed to beneficially own shares reported by TCTC, because neither has voting or dispositive power for such shares. The address for TCTC, Trust Company and Management is 2626 Cole Avenue, Suite 705, Dallas, Texas 75204.

(3)	According to a Schedule 13G/A filed on February 14, 2013 by FMR LLC (“FMR”), FMR has sole voting power with respect to 752,267 shares and sole dispositive power with respect to 13,610,452 shares. The Schedule 13G reported that these shares include (a) 12,833,677 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, (b) 670,964 shares beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR, (c) 8,332 shares beneficially owned by Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR, and (d) 97,479 shares beneficially owned by Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two equity compensation plans for the benefit of our employees and directors: the HollyFrontier Corporation Long-Term Incentive Compensation Plan (formerly named the Holly Corporation Long-Term Incentive Compensation Plan) and the HollyFrontier Corporation Omnibus Incentive Compensation Plan (formerly named the Frontier Oil Corporation Omnibus Incentive Compensation Plan).

The HollyFrontier Corporation Omnibus Incentive Compensation Plan was assumed by us in connection with the merger of Holly and Frontier. Although approved by Frontier’s stockholders, this plan has not been approved by our stockholders. As a result, under SEC regulations we are required to show awards under this plan as having not been approved by stockholders.

The following table sets forth certain information regarding the plans as of December 31, 2012.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	861,044	(2)	—	1,083,934
Equity compensation plans not approved by stockholders	750,303	(3)	—	5,025,754

Total	1,611,347		—	6,109,688

(1)	All stock-based compensation plans, including any stock-based compensation plan that was not approved by our stockholders, are described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Represents shares subject to performance share unit awards granted to our key employees under the HollyFrontier Corporation Long-Term Incentive Plan assuming a maximum payout level at the time of vesting. If the performance share unit awards are paid at the target payout level, 430,522 shares would be issued upon the vesting of such performance share unit awards. There were no options outstanding under the HollyFrontier Corporation Long-Term Incentive Plan as of December 31, 2012.

(3)	Represents shares subject to stock unit and performance share unit awards granted to our key employees under the HollyFrontier Corporation Omnibus Incentive Compensation Plan assuming a maximum payout level at the time of vesting. If the performance share unit awards are paid at the target payout level, 445,052 shares would be issued upon the vesting of such performance share unit awards. There were no options outstanding under the HollyFrontier Corporation Omnibus Incentive Compensation Plan as of December 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The Company provides various general and administrative services to HEP under the terms of an Omnibus Agreement dated July 12, 2012. Under the Omnibus Agreement, HEP pays the Company an annual fee, currently $2.3 million. The administrative fee may increase in connection with the expansions of HEP’s operations through the acquisition or construction of new assets or businesses.

The administrative fee covers expenses the Company incurs in performing centralized corporate functions for HEP, such as executive services, tax, legal, accounting, treasury, information technology and other corporate services, including the administration of employee benefit plans. The fee does not include salaries of personnel employed by HLS who perform services for HLS or the cost of their employee benefits, such as 401(k), pension, and health insurance benefits, which HEP pays or reimburses the Company.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee is charged with the responsibility of reviewing and approving all transactions with related persons, when required by the Company’s Code of Business Conduct and Ethics. This responsibility is set forth in the Audit Committee’s charter. In addition, pursuant to the Code of Business Conduct and Ethics, an employee should disclose any potential conflict of interest to a supervisor who does not have a conflict of interest. The supervisor should make all significant decisions with respect to the proposed decision or arrangement on behalf of the Company and report in writing the action taken to the office of the General Counsel. If a director has a potential conflict of interest, the transaction or relationship must be disclosed to the Board or a committee of the Board that does not include such director.

In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee considers factors it deems appropriate, which may include, among others, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, and whether the terms of the transaction are in the best interest of the Company. All related party transactions that are approved by the Audit Committee are disclosed to the Board.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

(PROPOSAL 3)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to be the Company’s auditor for fiscal year 2013. The Board is asking stockholders to ratify this appointment. SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Ernst & Young has conducted the Company’s audits since 1977. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

Required Vote and Recommendation

The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast on the proposal at the Annual Meeting required to approve this proposal.

The Board unanimously recommends a vote “FOR” the ratification of the Board’s selection of Ernst & Young LLP as the Company’s auditor for 2013.

INDEPENDENT PUBLIC ACCOUNTANTS

Selection

Ernst & Young LLP served as our independent registered public accounting firm for 2012 and has been appointed by the Audit Committee to continue to serve in that capacity for 2013.

Audit and Non-Audit Fees

The following table sets forth the fees paid to Ernst & Young for services provided during 2012 and 2011. All of the fees paid were approved by the Audit Committee.

	2012	2011
Audit Fees(1)	$1,647,842	$1,829,395
Audit-Related Fees(2)	101,077	97,320
Tax Fees(3)	506,579	558,130
All Other Fees	0	0

Total	$2,255,498	$2,484,845

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements, audits performed as part of registration statement filings of the Company and its affiliates, and advice on accounting policies.

(2)	Represents fees for consultations related to various accounting related issues.

(3)	Represents fees for professional services in connection with tax compliance and planning.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services performed by the independent auditor to assure that performing such services does not impair the auditor’s independence.

The Audit Committee may also pre-approve fees related to other non-recurring services or it may delegate its pre-approval authority for non-recurring services, up to $75,000, to one or more of the Audit Committee’s members or to the Company’s Chief Accounting Officer. Any decisions made under this delegation must be reported to the Audit Committee.

AUDIT COMMITTEE REPORT

The Company’s management is responsible for preparing our financial statements and for our system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. The Audit Committee is also responsible for selecting, engaging and overseeing the Company’s independent accountants. Among other things, to fulfill its responsibilities, the Audit Committee:

•	reviewed and discussed with both management and Ernst & Young our audited financial statements for the year ended December 31, 2012;

•

discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the PCAOB in Rule 3200T;

•

discussed with Ernst & Young matters relating to its independence and received the written disclosures and letter from Ernst & Young required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	considered whether Ernst & Young’s provision of non-audit services to the Company is compatible with the auditor’s independence

Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Audit Committee of the Board of Directors

Leldon E. Echols Chairman	James H. Lee	Michael E. Rose	Tommy A. Valenta

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board during all of the year ending December 31, 2012 were Mr. Bech, Chairman, Mr. Berry, Mr. Echols, Mr. McKenzie and Mr. Myers. None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries during 2012. None of the members who served on the Compensation Committee at any time during fiscal 2012 had any relationship requiring disclosure under the section of this proxy statement entitled “Related Party Transactions.” No executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a member of our Board or our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of its shares of common stock to file with the SEC initial reports of ownership of shares of common stock and reports of changes in such ownership. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2012 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were met.

ADDITIONAL INFORMATION

Stockholder Proposals

For a stockholder proposal to be included in the Company’s proxy materials for the 2014 annual meeting of stockholders, the proposal must be received in writing by the Company at the Company’s principal executive offices by November 28, 2013, and otherwise comply with all requirements of the SEC for stockholder proposals.

Notice of proposals to be considered at next year’s meeting, but not included in the proxy statement, must meet the requirements in the Company’s by-laws. These notices must be submitted to the Secretary of the Company at the Company’s principal executive offices. To be timely, notice of business other than nomination of a director must be submitted not less than 120 calendar days (November 28, 2013) nor more than 150 calendar days (October 29, 2013) prior to the first anniversary date of the Company’s proxy statement release to stockholders for the preceding year’s annual meeting. In the case of the nomination of a director, to be timely, the notice must be submitted not less than 90 days (February 14, 2014) nor more than 120 days (January 15, 2014) prior to the anniversary date of the prior year’s annual meeting of stockholders.

Annual Report

A copy of our Annual Report for the year ended December 31, 2012 was made available to you on or about March 28, 2013 with this proxy statement and is available at www.proxyvote.com. Additional copies of the Annual Report and this Notice of Annual Meeting, proxy statement and accompanying proxy card may be obtained from the Secretary of the Company at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE TO EACH PERSON TO WHOM A NOTICE OF INTERNET AVAILABILITY IS DELIVERED UPON WRITTEN REQUEST ADDRESSED TO DENISE C. MCWATTERS, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, HOLLYFRONTIER CORPORATION, 2828 N. HARWOOD, SUITE 1300, DALLAS, TEXAS 75201.

Stockholders with the Same Address

Each registered stockholder received one copy of the Notice of Internet Availability per account even if at the same address, unless the Company has received contrary instructions from one or more of such stockholders, while most banks and brokers delivered only one copy of such Notice of Internet Availability to consenting beneficial stockholders who share the same address. This procedure called “householding” reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, most beneficial stockholders who received multiple copies of the Notice of Internet Availability at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. In the alternative, most beneficial stockholders may give instructions to receive separate copies or discontinue multiple mailings by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or telephoning (800) 542-1061. Your instructions must include the name of your bank or broker and your account number.

Other Matters

The Board does not know of any other matters to be acted upon at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

HOLLYFRONTIER CORPORATION 2828 N. HARWOOD SUITE 1300 DALLAS, TX 75201-1507

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56949-P36054                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HOLLYFRONTIER CORPORATION
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
	1a. Douglas Y. Bech		☐	☐	☐
	1b. Buford P. Berry		☐	☐	☐			For	Against	Abstain
	1c. Leldon E. Echols		☐	☐	☐		1j. Michael E. Rose	☐	☐	☐
	1d. R. Kevin Hardage		☐	☐	☐		1k. Tommy A. Valenta	☐	☐	☐
	1e. Michael C. Jennings 1f. Robert J. Kostelnik 1g. James H. Lee 1h. Robert G. McKenzie 1i. Franklin Myers		☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐		The Board of Directors recommends you vote FOR proposals 2 and 3:
							2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
							3. To ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the 2013 fiscal year.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)					☐
Please indicate if you plan to attend this meeting			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you need directions to the annual meeting of stockholders, please call our Investor Relations Department at (214) 954-6510.

M56950-P36054

HOLLYFRONTIER CORPORATION Annual Meeting of Stockholders May 15, 2013 8:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael C. Jennings, Douglas S. Aron and Denise C. McWatters, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HOLLYFRONTIER CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CDT on May 15, 2013, at 2501 N. Harwood, Suite 1900, Dallas, Texas 75201, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy also authorizes Michael C. Jennings, Douglas S. Aron and Denise C. McWatters to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side